Exhibit 10.1

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
among
NOMURA CORPORATE FUNDING AMERICAS, LLC,
as Lender
and
ARLP REO I, LLC, on behalf of itself and with respect to QRS Series of ARLP REO I, LLC and TRS Series of ARLP REO I, LLC,
ARLP REO II, LLC, on behalf of itself and with respect to QRS Series of ARLP REO II, LLC and TRS Series of ARLP REO II, LLC,
ARLP REO III, LLC, on behalf of itself and with respect to QRS Series of ARLP REO III, LLC and TRS Series of ARLP REO III, LLC,
ARLP REO IV, LLC, on behalf of itself and with respect to QRS Series of ARLP REO IV, LLC and TRS Series of ARLP REO IV, LLC,
ARLP REO V, LLC, on behalf of itself and with respect to QRS Series of ARLP REO V, LLC and TRS Series of ARLP REO V, LLC,
ARLP REO VI, LLC, on behalf of itself and with respect to QRS Series of ARLP REO VI, LLC and TRS Series of ARLP REO VI, LLC, and
ARLP REO VII, LLC, on behalf of itself and with respect to QRS Series of ARLP REO VII, LLC and TRS Series of ARLP REO VII, LLC
ARLP REO 400, LLC, on behalf of itself and with respect to QRS Series of ARLP REO 400, LLC and TRS Series of ARLP REO 400, LLC
ARLP REO 500, LLC, on behalf of itself and with respect to QRS Series of ARLP REO 500, LLC and TRS Series of ARLP REO 500, LLC
as the existing Borrowers,
and such other Delaware limited liability companies organized in series that shall, from time to time, become a Borrower hereunder

Dated as of April 7, 2016

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-ii-

SCHEDULES
SCHEDULE 1	REPRESENTATIONS AND WARRANTIES RE: RENTAL PROPERTY
SCHEDULE 2	AUTHORIZED REPRESENTATIVES

EXHIBITS
EXHIBIT A	FORM OF CONFIRMATION LETTER
EXHIBIT B	FORM OF UNDERWRITING PACKAGE CERTIFICATION
EXHIBIT C	BORROWERS’ TAX IDENTIFICATION NUMBER
EXHIBIT D	FORM OF PROMISSORY NOTE
EXHIBIT E	SPECIFIED DATA FIELDS
EXHIBIT F	FORM OF SECTION 7 CERTIFICATE
EXHIBIT G	FORM OF PROPERTY MANAGER REPORT
EXHIBIT H	FORM OF TENANT INSTRUCTION NOTICE
EXHIBIT I	FORM OF SUBCONTRACTOR INSTRUCTION NOTICE
EXHIBIT J	FORM OF BORROWER POWER OF ATTORNEY
EXHIBIT K	FORM OF BORROWER JOINDER AGREEMENT

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This is an AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of April 7, 2016, among Nomura Corporate Funding Americas, LLC, a Delaware limited liability company (the “Lender”) and: ARLP REO I, LLC, on behalf of itself and with respect to QRS Series of ARLP REO I, LLC and TRS Series of ARLP REO I, LLC, ARLP REO II, LLC, on behalf of itself and with respect to QRS Series of ARLP REO II, LLC and TRS Series of ARLP REO II, LLC, ARLP REO III, LLC, on behalf of itself and with respect to QRS Series of ARLP REO III, LLC and TRS Series of ARLP REO III, LLC, ARLP REO IV, LLC, on behalf of itself and with respect to QRS Series of ARLP REO IV, LLC and TRS Series of ARLP REO IV, LLC, ARLP REO V, LLC, on behalf of itself and with respect to QRS Series of ARLP REO V, LLC and TRS Series of ARLP REO V, LLC, ARLP REO VI, LLC, on behalf of itself and with respect to QRS Series of ARLP REO VI, LLC and TRS Series of ARLP REO VI, LLC, ARLP REO VII, LLC, on behalf of itself and with respect to QRS Series of ARLP REO VII, LLC and TRS Series of ARLP REO VII, LLC, ARLP REO 400, LLC, on behalf of itself and with respect to QRS Series of ARLP REO 400, LLC and TRS Series of ARLP REO 400, LLC, ARLP REO 500, LLC, on behalf of itself and with respect to QRS Series of ARLP REO 500, LLC and TRS Series of ARLP REO 500, LLC and each other Delaware limited liability company that is organized in series that may be subsequently added as a party to this Agreement under a Joinder Agreement (individually, each a “Borrower” and collectively the “Borrowers”).

PRELIMINARY STATEMENTS
A.    Borrowers and Lender are parties to that certain Loan and Security Agreement dated as of April 10, 2015 (as amended, supplemented and otherwise modified from time to time, the “Existing Agreement”).
B.    The Borrowers and Lender have agreed to the amendment and restatement of the Existing Agreement to accommodate certain changes and modifications to the Existing Agreement including the extension of the Maturity Date in the Existing Agreement.
C.    Upon the Effective Date of this Agreement, each reference to the Existing Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement, and this Agreement shall supersede the Existing Agreement in all respects.
D.    Subject to the terms and conditions herein contained, the parties hereby agree to amend and restate the terms and conditions of the Existing Agreement in their entirety.

Section 1.Applicability; Loan Overview. Subject to the terms and conditions set forth herein, from time to time, upon the request of a Borrower, Lender may, with respect to the Uncommitted Amount, and shall, with respect to the Committed Amount, advance funds to Borrowers on a revolving basis through one or more Advances, which funds shall be used for the acquisition of certain Eligible Rental Properties and which Eligible Rental Properties shall be pledged to Lender to secure such advances. Such Advances shall be repaid with funds of Borrowers as more particularly described herein and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder. It is hereby understood and agreed that the secured loan facility provided for under this Agreement with respect to the Uncommitted Amount is an uncommitted facility.
As a condition precedent to Lender making the Advances hereunder, (a) Guarantor shall deliver a guaranty to Lender under which Guarantor shall guarantee to Lender the full payment and performance of the Secured Obligations and (b) each Pledgor shall deliver a pledge agreement to Lender under which such Pledgor shall pledge to Lender its right, title and interest in the equity of Borrowers to Lender to further secure the Secured Obligations.

Section 2.Definitions. As used herein, the following terms shall have the following meanings.

“Accelerated Repayment Date” shall have the meaning set forth in Section 15(a)(i) hereof.
“Accepted Property Management Practices” shall mean, with respect to any Rental Property, those property management, rental or sales practices of prudent institutions that (i) manage single family and 2-4 family residential homes for rent and sale of the same type as such Rental Property in the jurisdiction where the related Rental Property is located, (ii) employ procedures intended to produce the highest possible net present value on the Rental Properties for the related Borrower and Lender, and (iii) exercise the same care that it customarily employs and exercises in managing similar properties for its own account giving due consideration to clauses (i) and (ii) of this definition of Accepted Property Management Practices and Requirements of Law.
“Account Control Agreement” shall mean one or more account control agreements, among the applicable Borrowers, Lender and the Facility Bank, which shall provide for Lender control over the Waterfall Account and the Interest Reserve Account, and shall be in form and substance acceptable to Lender, as the same may be amended from time to time.
“Accrued Interest” shall mean, with respect to any Advance, as of any date, the aggregate amount obtained by daily application of the Interest Rate (or, during the continuation of an Event of Default, the Post-Default Rate) for the related Advance to the Advance Amount for such Advance, as applicable, on a 360-day per year basis for the actual number of days during the period commencing on (and including) the Advance Date for such Advance and ending on (but excluding) the Repayment Date (reduced by any amount of such Accrued Interest previously paid by the related Borrower to Lender with respect to such Advance).

“Additional Borrower” shall have the meaning set forth in Section 3(b)(xxv) hereof.
“Advance” shall have the meaning set forth in Section 3(c)(i) hereof and shall include any Incremental Advances hereunder.
“Advance Amount” shall mean, as of any date of determination, (A) with respect to each Rental Property in connection with any Advance other than an Incremental Advance, an amount equal to the product of (x) the applicable Advance Rate multiplied by (y) the Funding Value, and

(B) with respect to each Converted Rental Property in connection with an Incremental Advance, an amount equal to the result of (I) the product of (x) the applicable Advance Rate multiplied by (y) the Funding Value (with the related BPO Value taking into account the Improvements), minus (II) the then outstanding Advance Amount, and with respect to each of (A) and (B), minus any Income which has been applied to the Advance Amount of such Advance (and allocated to the related Rental Property) pursuant to this Agreement and any payments made by any Borrower in reduction of the outstanding Advance Amount in each case before or as of such date of determination with respect to such Advance (and allocated to the related Rental Property).
“Advance Date” shall mean the date on which an Advance is made by Lender to a Borrower in accordance with this Agreement, and shall include any Incremental Advance Date pursuant to Section 3(i) hereof.
“Advance Date BPO Age” shall have the meaning set forth in the Pricing Side Letter.
“Advance Rate” shall have the meaning set forth in the Pricing Side Letter.
“Advance Request” shall mean a request from a Borrower to Lender for Lender to make an Advance to Borrower in the form attached hereto as Exhibit A.
“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.
“Aggregate Advance Amount” shall mean, as of any date, the sum of the outstanding Advance Amount in respect of all Advances.
“Aggregate Market Value” shall mean, as of any date of determination, the sum of the Market Value of all Financed Rental Properties using the most recent Market Value obtained or determined pursuant to the definition of Market Value.
“Aggregate Repayment Amount” shall mean, as of any date, the sum of the then-outstanding Repayment Amounts in respect of all Advances.
“Agreement” shall mean this Loan and Security Agreement among Lender and Borrowers, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
“ALTA” shall mean The American Land Title Association.
“Anti-Money Laundering Laws” shall have the meaning set forth in Section 12(bb) hereof.
“Asset Detail and Exception Report” shall have the meaning set forth in the Custodial Agreement.

“Asset Management Agreement” shall mean that certain Letter Agreement dated as of April 10, 2015 among Borrowers, REIT Manager, Guarantor, Altisource Residential, L.P. and Lender, which incorporates by reference the terms of the Master Asset Management Agreement and under which, REIT Manager acknowledges that Property Manager manages the Financed Rental Properties for Borrowers, acknowledges Lender’s rights to the Financed Rental Properties and will agree to take Lender’s instruction following the occurrence of an Event of Default, as the same may be amended, supplemented, or otherwise modified from time to time.
“Asset Schedule” shall mean, with respect to any Advance as of any date, an asset schedule in the form of a computer tape or other electronic medium generated by Borrowers and delivered to Lender, the Facility Bank and the Custodian, which provides the information set forth on Exhibit E attached hereto relating to the Financed Rental Properties and the proposed Eligible Rental Properties in a format reasonably acceptable to Lender.

“Assigned Documents” shall have the meaning set forth in Section 8(a)(ii) hereof.

“Assignment and Acceptance” shall have the meaning set forth in Section 20(a) hereof.

“Assignment of Leases and Rents” shall mean an Assignment of Leases and Rents for each Financed Rental Property or for multiple Financed Rental Properties located within the same county or parish, dated as of the related Advance Date, executed and delivered by the applicable Borrower, constituting an assignment of the related Lease Agreement or Lease Agreements, as applicable, and the proceeds thereof as Collateral for the Advance, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Assignment of Leases and Rents may be included as part of the Mortgage for such Financed Rental Property or Properties, as applicable.
“Attorney Bailee Letter” shall mean a bailee letter substantially in the form prescribed by the Custodial Agreement or otherwise approved in writing by Lender.
“Authorized Representative” shall mean, for the purposes of this Agreement only, an agent or Responsible Officer of Borrowers listed on Schedule 2 hereto, as such Schedule 2 may be amended from time to time.
“Bailee Letter” shall mean a bailee letter substantially in the form prescribed by the Custodial Agreement or otherwise approved in writing by Lender.
“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.
“Borrower” or “Borrowers” shall mean each LLC on behalf of itself and its respective Series as named in the preamble of this Agreement, each other LLC and its related Series that becomes party hereto as an Additional Borrower on a joint and several basis. For the avoidance of doubt, any reference to a Borrower herein or in any other Facility Document shall be a reference to the applicable LLC and its related Series that is party hereto or thereto.
“Borrower Operating Account” shall mean the segregated account or accounts established by the applicable Pledgor at the Operating Account Bank exclusively for the benefit of Borrowers (and, with respect to Security Deposits, Tenants to the extent required under applicable law) into which (i) Income received with respect to the Financed Rental Properties, (ii) all taxes and insurance escrow amounts for the Financed Rental Properties, and (iii) all Security Deposits with respect to the Financed Rental Properties, will be deposited and held, and which shall be subject to an Operating Account Control Agreement.
“Borrower Parties” shall mean any or all of Borrowers and Pledgors, as applicable.
“BPO” shall mean a broker’s price opinion of the fair market value of both the interior (where possible) and exterior of a Rental Property given by American Mortgage Consultants, Inc. or another licensed real estate agent or broker acceptable to Lender in conformity with customary and usual business practices, which generally includes three (3) comparable sales and three (3) comparable listings and complies with the criteria set forth in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 for an “appraisal” or an “evaluation”, as applicable.
“BPO Value” shall mean the value of a Rental Property as set forth in the most recent BPO obtained by or on behalf of Borrowers; provided, however, that if such determined value is not acceptable to Lender in its sole, good faith discretion, then Lender may require Borrowers to obtain an additional BPO from a third-party BPO provider selected by Lender in its sole discretion; and provided further, that the BPO Value for any Financed Rental Property shall be deemed to be zero following written notice from Lender to Borrowers that a Value Reduction Event shall have occurred with respect to such Financed Rental Property.
“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or the U.S. Virgin Islands, (iii) any day on which the New York Stock Exchange is closed, or (iv) any day which is an official holiday of the United States Federal Reserve Banks and Branches.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Capital Stock” shall mean, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).
“Change in Control” shall mean:
(a)any transaction or event as a result of which Guarantor ceases to directly or indirectly own 100% of the Capital Stock of any Pledgor;

(b)any transaction or event as a result of which a Pledgor ceases to directly own 100% of the Capital Stock of a Series of a Borrower;

(c)the sale, transfer, or other disposition of all or substantially all of any of any Borrower’s, any Pledgor’s or Guarantor’s assets, in each case excluding any such action taken in connection with any securitization transaction, or in the case of a Borrower, as otherwise permitted under this Agreement;

(d)the consummation of a merger or consolidation of Guarantor with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if more than 51% of the combined voting power of the continuing or surviving entity’s Capital Stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not owners of Guarantor immediately prior to such merger, consolidation or other reorganization; or

(e)REIT Manager ceases to manage the assets of Guarantor.

“Closing Date” shall mean April 10, 2015.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall have the meaning provided in Section 8(a)(i) hereof.
“Collection Period” shall mean (i) initially, the period commencing on the Closing Date up to but not including the first (1st) day of the following calendar month, and (ii) thereafter, the period commencing on the first (1st) day of each calendar month up to but not including the first (1st) day of the following calendar month.
“Committed Amount” shall have the meaning set forth in the Pricing Side Letter.
“Confidential Information” shall have the meaning set forth in Section 31(b) hereof.
“Confidential Terms” shall have the meaning set forth in Section 31(a) hereof.
“Confirmation” shall have the meaning set forth in Section 3(c)(i) hereof.
“Contractual Obligation” shall mean, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt,

contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.
“Contribution Agreement” shall mean each assignment and contribution agreement or other similar document between (i) a Pledgor and its respective Pledgor Parent, or (ii) a Borrower and Pledgor pursuant to which a Rental Property is transferred to a Pledgor or a Borrower, as applicable.
“Converted Rental Property” shall have the meaning set forth in Section 3(i) hereof.
“Costs” shall have the meaning set forth in Section 16(a) hereof.
“Current Address” shall have the meaning provided in Section 12(o) hereof.
“Custodial Agreement” shall mean that certain Custodial Agreement dated as of April 10, 2015, among Borrowers, Lender, Custodian and Altisource Residential, L.P., as payor, as the same may be amended from time to time.
“Custodian” shall mean Wells Fargo Bank, National Association and any successor thereto under the Custodial Agreement.
“Data Representation” shall have the meaning set forth in clause (d) of Schedule 1 attached hereto.
“Data Representation Breach” shall mean a breach of the Data Representation with respect to a Financed Rental Property, which breach adversely affects the value of such Financed Rental Property or the Lender’s interest therein, all as determined by Lender in its discretion.
“Deed” shall mean, with respect to a Rental Property, the instrument or document required by the law of the jurisdiction in which the Rental Property is located to convey fee title.
“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
“Defaulting Party” shall have the meaning set forth in Section 30(b) hereof.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Due Diligence Cap” shall have the meaning set forth in the Pricing Side Letter.
“Due Diligence Documents” shall have the meaning set forth in Section 19 hereof.
“Due Diligence Review” shall mean the performance by Lender or its designee of any or all of the reviews permitted under Section 19 hereof with respect to any or all of the Eligible Rental Properties and/or Borrowers, Pledgors, Property Manager or Guarantor, as desired by Lender from time to time.
“Effective Date” shall mean April 7, 2016.

“Eligible Lease” shall mean a Lease Agreement that is in a form that (A) (i) is customary for the jurisdiction in which such Rental Property is located, (ii) is entered into on an arms-length basis, (iii) has an initial lease term of at least twelve (12) months, (iv) is consistent with Borrowers’ internal leasing guidelines in effect as of the date of such Lease Agreement, a copy of which guidelines (effective as of the date of this Agreement) is attached to the Property Management Agreement as Schedule 3, and (v) is in compliance in all material respects with all applicable laws, rules and regulations or (B) Lender has declared to be an Eligible Lease through waiver of any of the criteria set forth in part (A) of this definition.
“Eligible Non-Mortgaged Rental Property” shall have the meaning set forth in the Pricing Side Letter.
“Eligible Non-Stabilized Rental Property” shall mean a Non-Stabilized Rental Property with respect to which the applicable representations and warranties set forth on Schedule 1 with respect thereto have been satisfied or waived by lender, each as determined by Lender in its discretion.
“Eligible Person” shall mean any Person that (i) is a qualified financial institution and (ii) is not a competitor of any Borrower Party or any of their respective Affiliates that is listed on Schedule 1 to the Pricing Side Letter (as such Schedule 1 may be updated by Lender and Borrowers from time to time).
“Eligible Rental Property” shall mean, individually or collectively as the context shall require, an Eligible Non-Stabilized Rental Property or an Eligible Stabilized Rental Property.
“Eligible Stabilized Rental Property” shall mean a Stabilized Rental Property that (A) is subject to an Eligible Lease with an Eligible Tenant and satisfies each of the applicable representations and warranties set forth on Schedule 1 with respect thereto, or (B) Lender has declared to be an Eligible Stabilized Rental Property through waiver of any of the criteria set forth in part (A) of this definition, each, as determined by Lender in its discretion.
“Eligible Tenant” shall mean a Tenant that, as of any date of determination, (A) (i) is not a debtor in any state or federal bankruptcy or insolvency proceeding, and (ii) conforms to Borrowers’ internal tenant underwriting criteria existing as of the date such Tenant entered into the related Lease Agreement, a copy of such criteria (effective as of the date of this Agreement) are set forth on Schedule 3 to the Property Management Agreement, which schedule may be updated from time to time, subject to Lender’s approval, or (B) is otherwise approved by Lender as an Eligible Tenant.
“Environmental Issue” shall mean any material environmental issue with respect to any Rental Property, as determined by Lender in its good faith discretion, including the violation of any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous substances, materials or other pollutants, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901

et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time.
“EO13224” shall have the meaning set forth in Section 12(cc) hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any Person which, together with any Borrower or Guarantor is treated, as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.
“Event of Default” shall have the meaning set forth in Section 14 hereof.
“Event of ERISA Termination” shall mean (i) with respect to any Plan, a Reportable Event, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of any Borrower or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by any Borrower or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including the failure to make on or before its due date a required installment under Section 430 (j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Borrower or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by any Borrower or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for any Borrower or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.
“Excluded Taxes” shall have the meaning set forth in Section 7(e) hereof.
“Existing Markets” shall mean the Metropolitan Statistical Areas (MSAs) in which the Borrowers have acquired or plan to acquire Rental Properties as of the Closing Date, which consist of each state in the United States other than Alaska, Hawaii, North Dakota, South Dakota and Wyoming.

“Exit Fee” shall have the meaning assigned thereto in the Pricing Side Letter.
“Facility Bank” shall mean U.S. Bank National Association.
“Facility Documents” shall mean this Agreement, the Pricing Side Letter, the Note, the Custodial Agreement, the Guaranty, the Pledge Agreement, each Joinder Agreement, the Property Management Agreement together with the Master Property Management Agreement, the Asset Management Agreement (excluding, for the avoidance of doubt, the Master Asset Management Agreement), each Power of Attorney, each Account Control Agreement, each Operating Account Control Agreement, each Contribution Agreement, each Tenant Instruction Notice, each Subcontractor Instruction Notice and each SPE Agreement, and any and all other documents and agreements executed and delivered by any Borrower Party or Guarantor in connection with this Agreement or any Advances hereunder, as the same may be amended, restated or otherwise modified from time to time.
“Facility Fee” shall have the meaning set forth in the Pricing Side Letter.
“Facility Termination Date” shall mean the earliest of (i) the Maturity Date, (ii) any Accelerated Repayment Date, and (iii) any date on which all Advances shall otherwise become due and payable in accordance with the Facility Documents.
“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any Treasury Regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of the foregoing express provisions of the Code and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreement.
“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.
“Financed Rental Property” shall mean the individual or collective reference to each Eligible Rental Property (i) pledged by Borrowers to Lender to secure an Advance hereunder, (ii) listed on the related Asset Schedule attached to the related Advance Request, (iii) encumbered by a Mortgage (unless it is an Eligible Non-Mortgaged Rental Property), (iv) as to which Custodian has been instructed to hold the related Property File pursuant to the Custodial Agreement, and (v) which is not a Released Property.
“Financed Rental Property Issue” shall mean, with respect to any Financed Rental Property (i) any of the documents comprising the related Property File that are referenced in clauses (i), (ii), or (iv), or for any Financed Rental Property other than if such Financed Rental Property is an Eligible Non-Mortgaged Rental Property, any of (vii), (viii), (ix), or (x), of Exhibit K to the Custodial Agreement is determined to be unenforceable; (ii) a Representation Breach has occurred and is continuing with respect to such Financed Rental Property; (iii) the Financed Rental Property is not

an Eligible Rental Property, (iv) the Financed Rental Property is found to have an Environmental Issue, (v) federal, state or local law enforcement agencies have seized the Financed Rental Property, as applicable, each as determined in Lender’s discretion (vi) if such Financed Rental Property is an Eligible Non-Mortgaged Rental Property, the Rental Property is not listed for sale with multiple listing services within five (5) Business Days of the related Advance Date or (vii) if such Financed Rental Property is an Eligible Non-Mortgaged Rental Property, a Property Sale has not been effectuated with respect to such Financed Rental Property within one-hundred and twenty (120) days following the related Advance Date and such Financed Rental Property is not sold or is not subject to an enforceable Mortgage within the thirty (30) day period thereafter.

“Financial Condition Covenants” shall mean the financial covenants set forth in Section 11(i) of the Guaranty.

“Financial Statements” shall mean the consolidated and consolidating financial statements of Guarantor prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by Deloitte & Touche LLP or such other nationally recognized independent certified public accountants reasonably approved by Lender.

“Fixture Filing” shall mean, with respect to any jurisdiction in which any Financed Rental Property is located in which a separate, stand-alone fixture filing is required or generally recorded or filed pursuant to the local law or custom (as reasonably determined by Lender), a Uniform Commercial Code financing statement (or other form of financing statement required in the jurisdiction in which the applicable Financed Rental Property is located) recorded or filed in the real estate records in which the applicable Financed Rental Property is located. The Fixture Filing may be included as part of the Mortgage for such Financed Rental Property.
“Funding Value” shall mean, as of any date of determination, (i) for each Rental Property (including a Financed Rental Property) that was foreclosed on by or on behalf of the applicable Borrower or an Affiliate thereof, the product of (x) ninety percent (90%) and (y) the then-current BPO Value of such Rental Property, and (ii) for Rental Properties (including Financed Rental Properties) acquired through a bulk or mini-bulk sale or a multiple listing service, one hundred percent (100%) of the lesser of (a) the aggregate BPO Value of such Rental Properties on the date of acquisition and (b) the aggregate purchase price of such Rental Properties. For the avoidance of doubt, the Funding Value, calculated as provided in this definition, shall apply to all Rental Properties that may become subject to an Advance, as well as all Financed Rental Properties that are currently subject to an Advance.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.
“GLB Act” shall have the meaning set forth in Section 31(b) hereof.

“Governing Documents” shall mean, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents, including with respect to each Borrower and each Pledgor, the relevant SPE Agreement.
“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including any taxing authority) or any instrumentality or officer of any of the foregoing (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” shall mean Altisource Residential Corporation, a Maryland corporation.
“Guaranty” shall mean that certain Guaranty, dated as of April 10, 2015, made by Guarantor in favor of Lender, pursuant to which Guarantor guarantees the payment and performance of the Secured Obligations, as the same may be amended, supplemented or otherwise modified from time to time.
“Improvements” shall mean all buildings, structures, improvements, parking areas, landscaping, fixtures and articles of property now erected on, attached to, or used or adapted for use in the operation of any Property, including all heating, air conditioning and incinerating apparatus and equipment, all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor covering, underpadding, storm sashes, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants.
“Income” shall mean, with respect to any Financed Rental Property, without duplication, all income, dividends and distributions received with respect to such Financed Rental Property, including any proceeds from the sale or other disposition thereof, Rental Proceeds, Security Deposits (but only as and when applied to rent payments then due and payable by the related Tenant), insurance proceeds, interest, dividends or other distributions payable thereon or any fees or payments of any kind received.

“Incremental Advance” shall have the meaning set forth in Section 3(i) hereof.
“Incremental Advance Date” shall mean the date on which an Incremental Advance is made.
“Indebtedness” shall mean, with respect to any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner, in each case, excluding Non-Recourse Debt.
“Indemnified Party” shall have the meaning set forth in Section 16(a) hereof.
“Independent Member” shall mean the independent manager appointed in accordance with each of applicable SPE Agreements.
“Insolvency Event” shall mean, for any Person:
(a)     that such Person shall discontinue or abandon operation of its business; or
(b)     that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or
(c)     a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding‑up or liquidation of its affairs; or
(d)     the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or
(e)     that such Person shall become insolvent; or
(f)     if such Person, or any of its Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d) or (e).
“Interest Rate” shall have the meaning set forth in the Pricing Side Letter.
“Interest Rate Determination Date” shall mean with respect to any Interest Rate Period with respect to any Advance, the second (2nd) Business Day preceeding the first day of such Interest Rate Period.
“Interest Rate Period” shall mean, (i) in the case of the first Interest Rate Period with respect to any Advance, the period commencing on and including the Advance Date for such Advance and ending on and excluding the following Payment Date, and (ii) in the case of any subsequent Interest Rate Period, the period commencing on and including each Payment Date and ending on and excluding the following Payment Date; provided, however, that in no event shall any Interest Rate Period end subsequent to the Repayment Date.
“Interest Reserve Account” shall mean, collectively, each account established at the Facility Bank in the name of Borrowers in which Borrowers shall maintain the Interest Reserve Amount at all times, and which shall be subject to the Account Control Agreement.
“Interest Reserve Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Investment” shall mean, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Capital Stock in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time.

“Joinder Agreement” shall mean a joinder agreement in substantially the form of Exhibit K hereto (or such other form as may be agreed among the parties) entered into by Borrowers, Lender and one or more Special Purpose Entities acceptable to Lender in its sole reasonable discretion pursuant to which such Special Purposes Entities are joined as additional Borrowers hereunder and under the other Facility Documents.
“Lease Agreement” shall mean, with respect to any Rental Property, a lease or rental agreement entered into between the related Borrower (or Property Manager acting as agent for such Borrower) and a Tenant providing for the rental of such Rental Property to such Tenant, including any renewal or extension of an existing lease or rental, which lease or rental agreement is in form and substance reasonably acceptable to Lender.
“Legal Fee Cap” shall have the meaning set forth in the Pricing Side Letter.
“Lender” shall have the meaning set forth in the preamble and shall include any successors in interest and assigns.
“Lender’s Title Insurance Policy” shall mean, with respect to each Financed Rental Property or multiple Financed Rental Properties encumbered by the same Mortgage, an ALTA mortgagee title insurance policy issued by a title insurance company approved by Lender in its discretion containing market standard endorsements (to the extent available in the state where the Financed Rental Property or Properties, as applicable, are located) in a form reasonably acceptable to Lender (or, if such Financed Rental Property or the Properties, as applicable, are located in a state which does not permit the issuance of such ALTA policy, such form as shall be permitted in such state that is reasonably acceptable to Lender) issued with respect to such Financed Rental Property or Properties, as applicable, and insuring the Lien of the Mortgage Documents encumbering such Financed Rental Property or Properties (subject to Permitted Liens), as applicable.
“LIBOR Rate” shall mean, with respect to each Interest Rate Period, the rate of interest appearing on Reuters     Libor Rates Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on related Interest Rate Determination Date, as the rate for delivery on such Interest Rate Determination Date of one (1) month U.S. dollar deposits. The LIBOR Rate shall be adjusted monthly. In the event that such rate is not available at such time for any reason, then the LIBOR Rate for the relevant Interest Rate Period shall be the rate at which one (1) month, U.S. dollar deposits are offered by the principal London office of Lender or its Affiliates in immediately available funds in the London interbank market at approximately 11:00 a.m. London time on that day.
“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.
“LLC” shall mean the Delaware limited liability company that is organized into series referred to in the preamble, and each other Delaware limited liability company that is organized into series that becomes a party hereto by executing a Joinder Agreement.
“Loan to Value Ratio” or “LTV” shall mean, the Non-Stabilized LTV and/or the Stabilized LTV, as the case may be.
“LTV Event of Default” shall have the meaning set forth in the Pricing Side Letter.
“Mandatory Repayment” shall have the meaning set forth in Section 3(f) hereof.
“Market Value” shall have the meaning set forth in the Pricing Side Letter.
“Master Asset Management Agreement” shall mean that certain Asset Management Agreement dated as of March 31, 2015 and effective as of April 1, 2015, among REIT Manager, Altisource Residential, L.P. and Guarantor, as the same may be amended, supplemented, or otherwise modified from time to time.

“Master Property Management Agreement” shall mean that certain Master Services Agreement dated as of December 21, 2012 between Property Manager and Guarantor, as the same may be amended, supplemented, or otherwise modified from time to time.
“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, or financial condition of any of any Borrower Party or Guarantor, (b) the ability of any Borrower Party or Guarantor to perform its obligations under any of the Facility Documents to which it is a party, (c) the validity or enforceability of any of the Facility Documents, or (d) the rights and remedies of Lender or any Affiliate under any of the Facility Documents; in each case as determined by Lender in its discretion.
“Maturity Date” shall have the meaning set forth in the Pricing Side Letter.
“Maximum Aggregate Advance Amount” shall have the meaning set forth in the Pricing Side Letter.
“Minimum Release Amount” shall mean, with respect to a Financed Rental Property that is subject to an Optional Repayment pursuant to Section 3(e)(i), an amount equal to the sum of (x) the related Repayment Amount, (y) any other amounts payable under this Agreement that are allocable or allocated to such Rental Property, and (z) any allocated share of the Minimum Release Amount Shortfall.
“Minimum Release Amount Shortfall” shall have the meaning specified in Section 3(e)(ii).
“Monthly Lease Payment” shall mean, with respect to any Lease Agreement, the lease payment that is actually payable by the related Tenant from time to time under the terms of such Lease Agreement, after giving effect to any provision of such Lease Agreement providing for periodic adjustments in such fixed or base rent.
“Mortgage” shall mean a Mortgage or Deed of Trust or Deed to Secure Debt, as applicable, for each Financed Rental Property or for multiple Financed Rental Properties located within the same county or parish executed and delivered by the applicable Borrower in favor of Lender, constituting a Lien on the Improvements and the Financed Rental Property or Properties, as applicable, as Collateral for the Advance, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mortgage Documents” shall mean the Mortgages, the Assignments of Leases and Rents and the Fixture Filings.
“Multiemployer Plan” shall mean, with respect to any Borrower, a “multiemployer plan” as defined in Section 3(37) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to) by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.
“New Markets” shall mean Metropolitan Statistical Areas (MSAs) outside of the Existing Markets; provided that a New Market shall no longer be deemed to be a “New Market” once the New Markets Threshold is achieved in such New Market.
“New Markets Threshold” shall have the meaning set forth in the Pricing Side Letter.
“Nondefaulting Party” shall have the meaning set forth in Section 30(b) hereof.
“Non-Excluded Taxes” shall have the meaning set forth in Section 7(a) hereof.
“Non-Exempt Lender” shall have the meaning set forth in Section 7(e) hereof.
“Non-Recourse Debt” means liabilities for which the assets securing such obligations are the only source of repayment.
“Non-Stabilized Rental Property” shall mean each Rental Property that is not a Stabilized Rental Property.
“Non-Stabilized LTV” shall have the meaning set forth in the Pricing Side Letter.
“Note” shall mean the promissory note provided for by Section 3(c)(vi) hereof for Advances in the form attached hereto as Exhibit D, and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.
“OFAC” shall have the meaning set forth in Section 12(cc) hereof.
“Operating Account Bank” shall mean Wells Fargo Bank, National Association.
“Operating Account Control Agreement” shall mean one or more account control agreements, among the applicable Borrowers, the applicable Pledgor, Lender and the Operating Account Bank, which shall provide for Lender control over each Borrower Operating Account, as well as Security Deposits, taxes and insurance escrow amounts for the Financed Rental Properties, and shall be in form and substance acceptable to Lender, as the same may be amended from time to time.
“Optional Repayment” shall have the meaning set forth in Section 3(e)(i) hereof.
“Other Taxes” shall have the meaning set forth in Section 7(b) hereof.
“Participant Register” shall have the meaning set forth in Section 20(g) hereof.
“Payment Date” shall mean, with respect to each Collection Period, the earlier to occur of (i) the twentieth (20th) calendar day of the month following the commencement of such Collection Period, or the next succeeding Business Day, if such calendar day shall not be a Business Day and (ii) the Repayment Date.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Lien” shall mean, any of the following Liens that may be imposed with respect to a Rental Property, (a) Liens for Taxes imposed by any Governmental Authority not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens for any applicable homeowners’ association fees, dues or assessments not yet due or delinquent, (c) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than thirty (30) days, (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, to the extent such encumbrances arose after the date such Rental Property became a Financed Rental Property and which do not materially and adversely affect (i) the ability of applicable Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to such Property, (iii) the fair market value of such Property, or (iv) the use, leasing or operation of such Property, and (e) Liens granted pursuant to this Agreement or by any other Facility Documents.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association, government (or any agency, instrumentality or political subdivision thereof) or any other entity including each Borrower.
“Plan” shall mean, with respect to any Borrower, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established, maintained or contributed to by any Borrower or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.
“Pledge Agreement” shall mean the Pledge and Security Agreement dated as of the Closing Date by a Pledgor in favor of Lender, as may be amended from time to time.

“Pledgor” shall mean ARLP I, LLC or ARLP II, LLC, as applicable, each a Delaware limited liability company, and its respective successors in interest and assigns.
“Pledgor Parent” shall mean (i) with respect to ARLP I, LLC, Altisource Residential, L.P., and (ii) with respect to ARLP II, LLC, ARNS, Inc., as applicable.
“Post-Default Rate” shall have the meaning set forth in the Pricing Side Letter.
“Power of Attorney” shall mean the power of attorney in the form of Exhibit J delivered by each Borrower.
“Preliminary Advance Request” shall mean a request from a Borrower to Lender of a potential Advance.

“Pricing Side Letter” shall mean that certain amended and restated letter agreement among Lender and Borrowers as acknowledged by Guarantor, dated as of the date hereof, as the same may be further amended, restated, supplemented or otherwise modified from time to time.
“Prohibited Person” shall have the meaning set forth in Section 12(ee) hereof.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Property Documents” shall mean, with respect to any Rental Property, those documents executed in connection with, evidencing or governing such Rental Property, which include with respect to such Rental Property: (i) the Deed (or true copy thereof) with evidence of recording thereon evidencing the ownership of the related Rental Property by the applicable Borrower, (ii) the original (or true copy thereof) of the owners’ title insurance policy insuring such Rental Property, (iii) except if such Rental Property is an Eligible Non-Mortgaged Property, the original (or true copy thereof) of the related Lender’s Title Insurance Policy, (iv) a true copy of the related Lease Agreement, if any, (v) any Tenant estoppel certificate and any subordination, non-disturbance and attornment agreements, to the extent in the possession of the related Borrower, in which the related Tenant acknowledges that such Lease Agreement is in full force and effect, that such Tenant is not in default under the terms of such Lease Agreement, and that no circumstances currently exist that would give such Tenant the right to abate or offset its rent, (vi) any Rental Property zoning reports if in the possession of, or readily available to, Borrower, (vii) a copy of the related Survey if in the possession of, or readily available to, Borrower and (viii) evidence of all insurance required to be maintained under such Lease Agreement, including with respect to any environmental insurance policy, the original or a copy of each such environmental insurance policy, if any.
“Property File” shall mean the documents listed on Exhibit J to the Custodial Agreement, which shall include with respect to any Rental Property, the related Property Documents.

“Property Management Agreement” shall mean that certain Letter Agreement to be entered into among Borrowers, Property Manager and Lender, which incorporates by reference the terms of the Master Property Management Agreement and under which, Property Manager manages the

Financed Rental Properties for Borrowers, acknowledges Lender’s rights to the Financed Rental Properties and will agree to take Lender’s instruction following the occurrence of an Event of Default, as the same may be amended, supplemented, or otherwise modified from time to time.

“Property Management Rights” shall mean rights of any Person to administer, manage, service or subservice, the Rental Property or to possess related Records.
“Property Manager” shall mean Altisource Solutions S.à r.l., or any other property manager approved by Lender in its sole discretion to manage Rental Properties.
“Property Manager Termination Event” shall mean the occurrence of any of the following events: (i) a default by Property Manager under the Master Property Management Agreement (which is not cured pursuant to the notice, cure and dispute resolution period provisions specified in such Master Property Management Agreement), (ii) a failure by Property Manager to perform its obligations under Sections 2, 3 or 4 of the Property Management Agreement and Property Manager has failed to remediate such failure within thirty (30) days (if such failure is susceptible to remediation; provided however, that if such failure is not susceptible to remediation, such cure period shall not apply) following notice of such failure to Property Manager by Lender (provided however, that if such failure is not susceptible to remediation in thirty (30) days, Property Manager shall have such additional time to effect a remediation as may be necessary, so long as Property Manager diligently works to effect such remediation), (iii) there shall occur or exist any fraud or willful misconduct by Property Manager in connection with the Property Management Agreement or (iv) an Insolvency Event with respect to Property Manager.
“Property Sale” shall have the meaning set forth in Section 13(h) hereof.
“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Borrowers or any other Person with respect to a Rental Property. Records shall include the Property Files, the credit files related to the Rental Property and any other instruments necessary to document or manage a Rental Property.
“Refreshed BPO Delivery Period” shall mean, with respect to a Financed Rental Property, the one hundred and eighty (180) day period occurring after the last BPO was obtained for such Financed Rental Property.
“REIT” shall mean a real estate investment trust as described in Section 856 of the Code.
“REIT Manager” shall mean Altisource Asset Management Corporation, a United States Virgin Islands corporation.
“Register” shall have the meaning set forth in Section 20(f) hereof.
“Regulations T, U or X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Released Property” shall have the meaning set forth in Section 3(g) hereof.
“Remittance Date” shall mean with respect to each Collection Period, seven (7) Business Days prior to the related Payment Date.
“Rental Proceeds” shall mean, all payments made by Tenants and received in respect of any Rental Property, including Monthly Lease Payments and fees, but excluding Security Deposits.
“Rental Property” shall mean a parcel of residential real property that is wholly owned by or acquired by a Borrower and the fee title to which is held by such Borrower, together with all Improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property.
“Repayment Amount” shall mean, with respect to any Advance as of any date of determination, an amount equal to the sum of (i) the applicable Advance Amount on such date, plus (ii) any accrued and unpaid Accrued Interest, plus (iii) any amount of Minimum Release Amount Shortfall.
“Repayment Date” shall mean, with respect to any Advance, the earliest of (x) the Maturity Date, (y) the date requested pursuant to Section 3(e) or Section 3(f) hereof, or (z) the Accelerated Repayment Date.
“Repayment Notice” shall have the meaning provided in Section 3(f) hereof.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Representation Breach” shall mean Lender’s determination, in its good faith judgment, that (i) a representation and warranty made with respect to a Financed Rental Property set forth on Schedule 1 hereof was not true and correct or (ii) a Data Representation Breach has occurred, in either case, which adversely affects the value of such Financed Rental Property or Lender’s interest therein, as determined by Lender in its discretion.
“Requirement of Law” shall mean as to any Person, any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and includes all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to such Person, at any time in force affecting such Person, any Rental Property or any part thereof, including any that may (a) require repairs, modifications or alterations in or to a Rental Property or any part thereof, or (b) in any way limit the leasing, use and enjoyment of a Rental Property.

“Responsible Officer” shall mean, (a) as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person, and (b) as to each Borrower Party or Guarantor, any manager or director or managing member.
“Sale Proceeds” shall mean the aggregate proceeds of any sale or transfer of Financed Rental Properties.
“Sample Set” shall have the meaning set forth in the Pricing Side Letter.
“SEC” shall mean the Securities and Exchange Commission.
“Section 7 Certificate” shall have the meaning set forth in Section 7(e)(ii) hereof.
“Secured Obligations” shall mean (a) all amounts owed by Borrowers to Lender in connection with any or all Advances hereunder, under the Note, the Mortgage Documents and the Facility Documents, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding), (b) all other fees or expenses which are payable hereunder, under the Note, the Mortgage Documents and the Facility Documents, and (c) all other obligations or amounts owed by Borrowers to Lender or an Affiliate of Lender under any other contract or agreement, in each case, whether such amounts or obligations owed are direct or indirect, absolute or contingent, matured or unmatured.
“Security Deposits” shall mean, any payments made by Tenants and received in respect of any Rental Property that is in the nature of a security deposit.
“Series” shall mean a separate series of an LLC established in accordance with the provisions of the related SPE Agreement, the ownership of which is represented by a certificate evidencing 100% of the Capital Stock of such Series. Any reference to actions of a Series or to a Series as a party to an agreement means the related Borrower, acting solely with respect to such Series. Any reference to actions of a Series or to a Series as a party to an agreement means the related Borrower, acting solely with respect to such Series.
“Single-Employer Plan” shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.
“SPE Agreement” shall mean with respect to each Borrower and each Pledgor, its related operating agreement or equivalent constitutive agreement and all amendments, supplements and modifications thereto.
“Special Purpose Entity” shall mean a limited partnership or limited liability company (i) whose sole purpose, as reflected in its SPE Agreement, is to acquire, hold, finance, improve, renovate, repair, maintain, mortgage, rent, lease and dispose, directly or indirectly, Rental Properties, (ii) that does not engage in any business unrelated to purpose in clause (i) above and activities or other business incidental thereto, (iii) does not have any assets other than Rental Properties and as otherwise reasonably necessary or appropriate to conduct its business purpose (as reflected in clause (i) above) to the extent not prohibited by this Agreement or the other Facility Documents, (iv) has its own books and records separate and apart from the books and records of any other Person, (v) is subject to all of the limitations on the powers set forth in its SPE Agreement as in effect on the date such Person becomes a party hereunder, (vi) holds itself out as a Person separate and apart from any other Person, and (vii) is in compliance with all of the covenants set forth in Section 13(w) hereof.
“Stabilized Rental Property” shall mean a Rental Property that satisfies the following criteria, as determined by Lender in its discretion: (a)(i) the Rental Property is subject to a Lease Agreement, (ii) all upfront capital expenditures and repairs required under the terms of such Lease Agreement have been made, (iii) the related Tenant has occupied the Rental Property for at least one (1) month, (iv) the first monthly Rental Proceeds under such Lease Agreement have been received by Property Manager from the related Tenant, and (v) as to which the related Tenant is less than ninety (90) days delinquent on any Monthly Lease Payment, (b) the Rental Property is currently unleased for a period of sixty (60) days or less, but immediately prior to such period, met the criteria set forth in (a)(i) through (iv) above, or (c) as otherwise approved by Lender in its discretion.
“Stabilized LTV” shall have the meaning set forth in the Pricing Side Letter.
“Subcontractor” shall mean a property management company subcontracted by Property Manager to perform services with respect to one or more Rental Properties, which subcontractor is listed on Schedule 2 to the Property Management Agreement, as such Schedule shall be updated from time to time in accordance with this Agreement.
“Subcontractor Instruction Notice” shall mean the written notice in the form of Exhibit I hereto that is executed by Property Manager and may be delivered following the occurrence of a Property Manager Termination Event and termination of the Property Manager in accordance with Section 17(e) to each related Subcontractor by Lender informing such Subcontractor that Lender or its designee has replaced the Property Manager.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Survey” shall mean, a survey prepared by a surveyor licensed in the state where the Rental Property is located and satisfactory to Lender and the company or companies issuing ALTA owner’s title insurance policy, and containing a certification of such surveyor satisfactory to Lender.
“Taxes” shall have the meaning set forth in Section 7(a) hereof.
“Tenant” shall mean the tenant of a Rental Property named on the related Lease Agreement, together with any guarantor of such tenant’s obligations under such Lease Agreement.

“Tenant Instruction Notice” shall mean, with respect to a Rental Property that is subject to a Lease Agreement, the written notice in the form of Exhibit H hereto that is executed by the Property Manager and may be delivered by Lender following the occurrence of a Property Manager Termination Event and termination of the Property Manager in accordance with Section 17(e) to each related Tenant informing such Tenant that Lender or a replacement property manager has replaced the Property Manager.
“Transferor” shall mean the seller of a Rental Property under a Purchase Agreement, which may be an Affiliate of the applicable acquiring Borrower.
“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.
“Uncommitted Amount” shall have the meaning set forth in the Pricing Side Letter.
“Underwriting Package” shall mean with respect to any Eligible Rental Property, a computer readable file or such other information reasonably requested by Lender during the course of its due diligence and delivered prior to the date of an Advance for such Rental Property containing, information with respect to such Rental Property in form and substance reasonably acceptable to Lender, together with a certification in the form of Exhibit B that such Borrower has no actual knowledge of any material information concerning such Rental Property which is not reflected in such file or otherwise disclosed to Lender in writing.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non‑perfection of the security interest in any Collateral or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non‑perfection.
“Unused Fee” shall have the meaning set forth in the Pricing Side Letter.

“Value Reduction Event” shall mean the occurrence of any of the following events, with respect to any Rental Property:

(i)a Financed Rental Property Issue has occurred and Borrowers have not repaid to Lender the allocable Repayment Amount attributable to such Financed Rental Property within the timeframe specified in Section 3(f);

(ii)if a Financed Rental Property is an Eligible Non-Stabilized Rental Property that has not converted to an Eligible Stabilized Rental Property within two hundred seventy (270) days of the date of the initial Advance with respect to such Financed Rental Property;

(iii)once a Financed Rental Property becomes an Eligible Stabilized Property, if, thereafter, such Stabilized Property is not subject to a Lease Agreement for a period of more than sixty (60) days;

(iv)if a BPO is not obtained by Borrowers in accordance with the requirements of Section 13(y); or

(v)if a Financed Rental Property that is not or is no longer an Eligible Non-Mortgaged Rental Property is not encumbered by a Mortgage; or

(vi)if a Property Sale has not been effectuated with respect to a Financed Rental Property that is an Eligible Non-Mortgaged Rental Property within one-hundred and twenty (120) days following the related Advance Date and such Financed Rental Property is not sold or is not subject to an enforceable Mortgage within the thirty (30) day period thereafter.

“Waterfall Account” shall mean the segregated account established by Borrowers at the Facility Bank exclusively for the benefit of Lender, into which Income on deposit in Borrower Operating Account will be deposited as required by Section 5(a), and which shall be subject to the Account Control Agreement.

Section 3.Committed Amount; Uncommitted Amount; Initiation; Termination. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may request Advances from time to time. Subject to the terms and conditions set forth herein, Lender agrees that it shall, with respect to the Committed Amount, and may in its sole discretion with respect to the Uncommitted Amount, make Advances secured by Eligible Rental Properties to Borrowers from time to time prior to the occurrence and continuance of an Event of Default in an aggregate principal amount that will not result in the Aggregate Advance Amount for all Financed Rental Properties securing outstanding Advances under this Agreement to exceed the Maximum Aggregate Advance Amount. Lender shall have the obligation to make Advances up to the Committed Amount, subject to the terms and conditions herein, but shall have no obligation to make Advances with respect to the Uncommitted Amount. Unless otherwise agreed to among Lender and Borrowers in writing, all Advances shall be first deemed made and committed up to the Committed Amount and then the remainder, if any is available, shall be deemed and made uncommitted up to the Uncommitted Amount. For the sake of clarity, the secured loan facility provided under this Agreement with respect to the Uncommitted Amount is not a commitment by Lender to make Advances to Borrowers, but rather sets forth the procedures to be used in connection with periodic requests for Lender to make such Advances to Borrowers. Each Borrower hereby acknowledges that Lender is under no obligation to agree to make any Advance with respect to the Uncommitted Amount pursuant to this Agreement.

(a)Conditions Precedent to Initial Advance. Lender’s agreement to make the initial Advance hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Advance, of the condition precedent that Lender shall have received from Borrowers any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Lender and its counsel in form and substance:

(i)Facility Documents. This Agreement, the Note and the other Facility Documents, duly executed by the parties thereto;

(ii)Opinions of Counsel. (A) General corporate and enforceability opinion or opinions of external counsel to Borrower Parties, Guarantor and Property Manager (or an opinion of qualified in-house counsel to Property Manager, as applicable), including an Investment Company Act opinion and a Delaware formation opinion; (B) a security interest opinion of external counsel covering the perfection of Lender’s interest in the Collateral, the Accounts and the Capital Stock of each Borrower, and (C) a true sale opinion of external counsel with respect to the transfer of Rental Properties from Pledgor Parents to the respective Pledgor to the respective Borrower;

(iii)Organizational Documents. For each Borrower Party and Guarantor, (A) a certificate of formation delivered to Lender prior to the Effective Date and (B) copies of the applicable Governing Documents and of all corporate or other authority with respect to the execution, delivery and performance of the Facility Documents; each as certified by an officer’s certificate of a Responsible Officer of such Borrower Party or Guarantor, as applicable;

(iv)Good Standing Certificates. For each Borrower Party and Guarantor, a certified copy of a good standing certificate from the relevant jurisdiction of organization, dated as of no earlier than the date that is ten (10) Business Days prior to the Advance Date with respect to the initial Advance hereunder;

(v)Incumbency Certificates. For each Borrower Party and Guarantor, an incumbency certificate of the applicable secretary, certifying the names, true signatures and titles of the representatives duly authorized to request Advances hereunder and to execute the Facility Documents;

(vi)Security Interest. Evidence that all other actions necessary to perfect and protect the grant, pledge and assignment by (A) each Borrower to Lender or its designee, subject to the terms of this Agreement, of all of such Borrower’s right, title and interest in and to the Financed Rental Properties together with all right, title and interest in and to the proceeds of any related Collateral have been taken, and (B) each Pledgor to Lender or its designee, subject to the terms of this Agreement, of all of such Pledgor’s right, title and interest in and to each Borrower together with all right, title and interest in and to the proceeds of any related Collateral. Each Borrower and each Pledgor shall take all steps as may be necessary in performing UCC searches and duly authorized and filing Uniform Commercial Code financing statements on Form UCC-1;

(vii)Capital Stock of Borrower. The original limited liability company certificates evidencing 100% of the Capital Stock of each Borrower together with appropriate transfer and assignment documents in blank duly executed or endorsed by the applicable Pledgor;

(viii)Appointment of Independent Member. Evidence that an Independent Member has been appointed in accordance with each applicable SPE Agreement;

(ix)Insurance. Evidence that Property Manager has added Lender as an additional loss payee under Property Manager’s Fidelity Insurance; and

(x)Other Documents. Such other documents as Lender may reasonably request, in form and substance reasonably acceptable to Lender.

(b)Conditions Precedent to all Advances. Upon satisfaction of the conditions set forth in this Section 3(b), Lender shall, with respect to the Committed Amount or may, in its sole discretion with respect to the Uncommitted Amount, make an Advance to Borrowers. Lender’s obligation to make each Advance (including the initial Advance) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Advance and also after giving effect thereto to the intended use thereof:

(i)Confirmation. Lender shall have executed and delivered a Confirmation in accordance with the procedures set forth in Section 3(c);

(ii)Due Diligence Review. Without limiting the generality of Section 19 hereof, Lender shall have completed, to its good faith satisfaction, its due diligence review of the related Financed Rental Properties, each Borrower Party, Guarantor and, if Lender, in its reasonable discretion, determines that such due diligence review is necessary, Property Manager;

(iii)No Default. No Default or Event of Default shall have occurred and be continuing under the Facility Documents;
(iv)Representations and Warranties. Both immediately prior to the Advance and also after giving effect thereto and to the intended use thereof, the representations and warranties made by each Borrower in Section 12 hereof, representations and warranties of Guarantor under the Guaranty and representations and warranties of each Pledgor under the Pledge Agreement, shall be true, correct and complete on and as of such Advance Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(v)Maximum Loan Amount. Immediately after giving effect to the requested Advance, the Aggregate Advance Amount in respect of the then outstanding Advances under this Agreement shall not exceed the Maximum Aggregate Advance Amount;

(vi)No Financed Rental Property Issue. Immediately after giving effect to the requested Advance, no Financed Rental Property Issue shall have occurred and be continuing with respect to the related Financed Rental Property;

(vii)Advance Request. On or prior to 11:00 a.m. (New York Time) three (3) Business Days prior to the related Advance Date, Borrowers shall have delivered to Lender (a) an Advance Request, and (b) an Asset Schedule;

(viii)Delivery of Property File. Borrowers shall have delivered to the Custodian the Property File with respect to each Rental Property that is proposed to secure the proposed Advance, with an electronic copy of such Property File to Lender via email to Wholeloandesksecure-am@nomura.com, in a format reasonably acceptable to Lender, and the Custodian shall have issued a Trust Receipt with respect to each such Rental Property to Lender all subject to and in accordance with the Custodial Agreement;

(ix)Delivery of Mortgage Documents. Borrowers shall have executed and delivered to Lender, the Mortgage Documents with respect to each Rental Property that is proposed to secure the proposed Advance (other than with respect to Eligible Non-Mortgaged Rental Properties), which shall be in form and substance satisfactory to Lender and in recordable form (or in the event that such a Rental Property is located in the same county or parish in which other Financed Rental Properties are located, such Mortgage and Assignment of Leases and Rents may be in the form of an amendment and spreader agreement to the existing Mortgage and Assignment of Leases and Rents covering such Financed Rental Properties located in the same county or parish as the proposed Rental Property, in each case, in form and substance reasonably acceptable to Lender);

(x)Delivery of Lender’s Title Insurance Policy. Borrowers shall have delivered a copy of the Lender’s Title Insurance Policy for each Rental Property that is proposed to secure the proposed Advance (other than with respect to Eligible Non-Mortgaged Rental Properties), or, in the event such a Rental Property is located in the same county or parish in which other Financed Rental Properties are located, an endorsement to the existing Lender’s Title Insurance Policy with respect to such other Financed Rental Properties insuring the Lien of the Mortgage encumbering such proposed Rental Property as a valid first lien thereon, free and clear of all exceptions other than Permitted Liens;

(xi)Delivery of Borrower’s Owners Title Insurance Policy. Borrowers shall have delivered a copy of Borrower’s owners title insurance policy for each Rental Property that is proposed to secure the proposed Advance;

(xii)Opinions. (1) In the event that any of the proposed Financed Rental Properties is acquired by a Borrower from an Affiliate, in a manner that is different from the way in which the proposed Financed Rental Properties were acquired in connection with the initial Advance, a true sale opinion of outside counsel to Borrowers as to the sale of such Rental Properties between such Affiliate and such Borrower, and (2) with respect to each Rental Property that is proposed to secure the proposed Advance, an opinion of external counsel in the jurisdiction in which such Rental Property is located, a customary opinion as to the validity and effectiveness of the related Mortgage Documents, each in a form acceptable to Lender in its sole discretion;

(xiii)Interest Reserve. The Interest Reserve Account contains funds in an amount equal to the Interest Reserve Amount;

(xiv)Delivery of Broker’s Price Opinion. With respect to each Rental Property that secures an Advance, Borrowers shall have delivered to Lender a true and complete copy of a BPO for such Rental Property dated no more than ninety (90) days prior to the requested Advance Date;

(xv)Licensing. Lender shall not be required to obtain any “mortgage banker”, “broker”, “lender” or other similar state license in order to finance such Rental Properties or in connection with the Mortgage Documents for such Rental Properties;

(xvi)Purchase Agreement. If the proposed Advance is in connection with an acquisition of the proposed Rental Properties, the related Purchase Agreement pursuant to which the Rental Properties that secure the proposed Advance will be transferred to an Affiliate of Borrowers shall be delivered by Borrowers to Lender at least five (5) Business Days in advance of such proposed Advance and shall be acceptable to Lender in its sole discretion;

(xvii)Contribution Agreement. If the proposed Advance is in connection with a contribution of the proposed Rental Properties, the related Contribution Agreements pursuant to which the Rental Properties that secure the proposed Advance will be transferred to the applicable Pledgor and the applicable Borrower shall be delivered by Borrowers to Lender at least five (5) Business Days in advance of such proposed Advance and shall be acceptable to Lender in its sole discretion;

(xviii)Approval of Property Management Agreement. To the extent not previously delivered and approved, Lender shall have, in its sole discretion, approved each Property Management Agreement (including all amendments thereto) pursuant to which any Rental Property that secures the proposed Advance is managed;

(xix)Tenant Instruction Notices. To the extent not previously delivered, Borrowers shall have delivered to Lender a Tenant Instruction Notice duly executed in blank with respect to each related Eligible Rental Property proposed to secure such Advance;

(xx)Subcontractor Instruction Notices. To the extent not previously delivered, and as applicable, Borrowers shall have delivered to Lender a Subcontractor Instruction Notice duly executed in blank with respect to each related Eligible Rental Property proposed to secure such Advance and shall have updated Schedule 2 to the Property Management Agreement to reflect all current Subcontractors;

(xxi)Approval of Asset Management Agreement. To the extent not previously delivered and approved, Lender shall have, in its sole discretion, approved each Asset Management Agreement (including all amendments thereto), which for the avoidance of doubt shall exclude the Master Asset Management Agreement;

(xxii)Fees and Expenses. Lender shall have received all fees and expenses, including all fees and expenses of counsel to Lender and due diligence vendors as contemplated by Section 11 and Section 16(b), which amounts, at Lender’s option, may be withheld from the proceeds remitted by Lender to Borrowers pursuant to any Advance hereunder;

(xxiii)Requirements of Law. Lender shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Lender has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Lender to make an Advance hereunder;

(xxiv)No Material Adverse Change. None of the following shall have occurred and/or be continuing, each as determined by Lender in its good faith, and as applied by Lender in the same manner it applies such provision to other similarly-situated borrowers in similar credit facilities for the financing of single family rental properties:

(A)an event or events shall have occurred resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in Lender not being able to finance Rental Properties through the “repo market” or “lending market” with traditional counterparties at rates which would have been commercially reasonable prior to the occurrence of such event or events; or

(B)an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Rental Properties at prices which would have been commercially reasonable prior to such event or events; or

(C)there shall have occurred a material adverse change in the financial condition of Lender which affects (or can reasonably be expected to affect) materially and adversely the ability of Lender to fund its obligations under this Agreement;
provided that, (i) Lender shall not charge Borrowers an Unused Fee if such condition in clauses (A), (B) or (C) continues for more than one (1) month until such condition abates, and (ii) Lender shall rebate to Borrowers 1/12 of the Commitment Fee for each month that such condition continues;
(xxv)Joinder of Additional Borrower. If a Borrower is being added to this Agreement in connection with such Advance (each, an “Additional Borrower”), (A) Lender shall have received a Joinder Agreement duly executed by such Additional Borrower, and (B) each of the conditions precedent set forth in Section 3(a)(i) through (viii), and 3(a)(x) (if requested by Lender) and each of the other conditions precedent set forth in the Joinder Agreement shall have been satisfied in connection with such Additional BorrowerMaterial Adverse Effect. No Material Adverse Effect shall exist;

(xxvi)Certification. Each Advance Request delivered by Borrowers hereunder shall constitute a certification by Borrowers that all the conditions set forth in this Section 3(b) have been satisfied (both as of the date of such notice or request and as of Advance Date);

(xxvii)Security Interest. Evidence that all other actions necessary to perfect and protect Lender’s interest in the Financed Rental Properties and other Collateral have been taken. Each Borrower shall take all steps as may be necessary in connection with performing UCC searches and duly authorized and filing Uniform Commercial Code financing statements on Form UCC-1;

(xxviii)Evidence of Acquisition. Lender shall have received evidence satisfactory to it that Borrowers own the proposed Financed Rental Properties prior to remittance of the Advance Amount by Lender; and

(xxix)Simultaneous Funding. To the extent that the Rental Properties securing the proposed Advance will be sold by a third-party to a Borrower simultaneously with Lender’s funding of the Advance on the Advance Date, (A) Lender shall receive confirmation to its reasonable satisfaction that such third party seller has received the portion of the payment not funded by Lender on such Advance Date and (B) Lender shall receive confirmation that the funds remitted to such third party seller, together with the funds remitted by Lender, shall equal the full acquisition price for such Rental Property.

(c)Initiation.

(i)From time to time, Lender shall make one or more loans (individually, each an “Advance” and collectively, the “Advances”) to Borrowers; provided that the amount of each such Advance (together with any Incremental Advances to be made on such date) is not less than $5,000,000. As soon as available, but in no event later than five (5) Business Days prior to a proposed Advance Date, Borrowers shall deliver to Lender a Preliminary Advance Request identifying the Rental Properties Borrowers seek to finance; provided that if Borrowers are seeking financing with respect to Rental Properties located in a New Market or a state other than states in which Financed Rental Properties are then currently located, Borrowers shall deliver such Advance Request identifying such New Market or state not less than thirty (30) days prior to the proposed Advance Date. Lender shall then conduct and Borrowers shall cooperate with and assist Lender in conducting due diligence to its good faith satisfaction, including a review of the Due Diligence Documents with respect to the Rental Properties included in such Preliminary Advance Request, to determine eligibility of such Rental Properties hereunder. Prior to Lender making any Advance, Borrowers shall deliver to Lender an Asset Schedule and an Advance Request as soon as available, but no later than five (5) Business Days prior to the proposed Advance Date (or such lesser time as mutually agreed upon by Borrowers and Lender), and delivery of such Advance Request shall be deemed a representation and warranty that Borrowers have no actual knowledge of any information concerning the related Rental Properties that would reasonably be deemed to be material to a lender lending against such Rental Properties, which is not reflected in such file or other information or otherwise disclosed to Lender in writing. There shall be no material changes between a preliminary Asset Schedule and the Asset Schedule attached to the Advance Request, unless requested or agreed to by Lender in its good faith discretion. Each Advance Request shall include an Asset Schedule with respect to the Rental Properties proposed to secure the requested Advance. Lender shall have the right to review the information set forth on the Asset Schedule, the Underwriting Package and the proposed Rental Properties as Lender determines during normal business hours. Lender shall, at its option, either (i) confirm the terms of the proposed Advance by issuing a written confirmation to Borrowers prior to the requested Advance Date in the form of Exhibit A attached hereto (a “Confirmation”) and such Confirmation shall set forth (A) the Advance Date, (B) the aggregate Advance Amount, (C) the Repayment Date, (D) the Interest Rate applicable to the Advance Amount, (E) the Advance Rate, and (F) additional terms or conditions not inconsistent with this Agreement or (ii) reject the terms of the proposed Advance if one or more of the conditions precedent set forth in Sections 3(b)(ii) through (xxviii) are not satisfied. Borrowers shall execute and return the Confirmation to Lender via e-mail on or prior to 12:00 p.m. (New York time) on the related Advance Date, with the executed and acknowledged original Confirmation to follow via overnight delivery (and in any event to arrive no later than the second Business Day after the related Advance Date). Borrowers hereby agree not to deliver to Lender more than one (1) Preliminary Advance Request or one (1) Advance Request per week.

(ii)Each Advance Request and Lender’s confirmation of the terms of the related Advance, together with this Agreement, shall be conclusive evidence of the terms of the Advance(s) covered thereby.

(iii)No later than the date and time set forth in the Custodial Agreement, Borrowers shall deliver to the Custodian the Property File pertaining to each Rental Property securing an Advance.

(iv)Upon Lender’s receipt of the Trust Receipt in accordance with the Custodial Agreement and subject to the provisions of this Section 3, the aggregate Advance Amount will then be made available to Borrowers by Lender transferring, via wire transfer to an account designated by the Borrowers, in the aggregate amount of such Advance Amounts in funds immediately available.

(v)Subject to the terms and conditions hereof, and the satisfaction of the conditions precedent set forth in Section 3(b), amounts re-paid hereunder may be reborrowed as new Advances.

(vi)Note.

(A)All Advances made by Lender hereunder shall be evidenced by the Note, dated the date hereof, payable to Lender in a principal amount up to the amount of the Maximum Aggregate Advance Amount as originally in effect and otherwise duly completed. Lender shall have the right, upon its reasonable request, to have the Note subdivided, by exchange for promissory notes of lesser denominations or otherwise, which Note shall be promptly returned to Borrowers following delivery of such replacement promissory notes. In addition, Lender shall promptly return to Borrowers the Note and any replacement promissory notes, which have not previously been returned to Borrower, following the termination of this Agreement and the payment in full of all Secured Obligations.

(B)The date, amount and interest rate of each Advance made by Lender to the related Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of the Note, noted by Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of Lender to make any such recordation or notation shall not affect the obligations of Borrowers to make a payment when due of the Secured Obligations or any other amount owing hereunder or under the Note in respect of the Advances.

(d)Repayment of Advances. Borrowers shall pay to Lender the Repayment Amount for each Advance on the applicable Repayment Date. Borrowers shall pay to Lender the Aggregate Repayment Amount and all other Secured Obligations then due and owing on the Facility Termination Date. Such obligation to repay exists without regard to any prior or intervening liquidation. Borrowers are obligated to obtain the Property Files from Lender or its designee at Borrowers’ expense on the Repayment Date. Upon payment in full of the Aggregate Repayment Amount and all other Secured Obligations and the termination of this Agreement, (i) the Liens of the Mortgage Documents (if any) shall automatically be released by Lender and (ii) Lender shall cause the trustees under any of the Mortgages to reconvey the applicable Financed Rental Properties to the applicable Borrower, each without any further action from such Borrower. In connection with the releases of the additional Liens, Borrowers may submit to Lender, forms of releases of Liens for execution by Lender. Such releases shall be the forms appropriate in the jurisdictions in which the Financed Rental Properties are located and contain standard provisions protecting the rights of Lender. Borrowers shall pay all out-of-pocket costs, taxes and expenses associated with the release of the Liens of the Mortgage Documents, including Lender’s reasonable attorneys’ fees.

(e)Optional Repayment.

(i)    Borrowers may repay Advances (or a portion thereof) at any time prior to the Facility Termination Date (an “Optional Repayment”), without premium or penalty but subject to the payment of breakage fees and the Exit Fee, as applicable, and the limitations set forth in this Section 3(e), as further described herein. In connection with any such Optional Repayment, the applicable Borrower shall deliver a written notice of such Optional Repayment to Lender at least two (2) days prior to the date of such requested repayment identifying the Advance to be repaid and the amount of such repayment, and, if the release of the related Financed Rental Property is requested by such Borrower, shall pay to Lender the applicable Repayment Amount or, if a partial repayment is being made, the amount of such prepayment, on such Optional Repayment date; provided that if such Optional Repayment date is not a Payment Date, Borrowers shall also pay to Lender any amount due under Section 3(h); provided further, that if, in connection with such Optional Repayment, the Rental Properties that are the subject of such Optional Repayment are subsequently pledged by Borrowers or an Affiliate thereof to a financial institution (other than Lender) or otherwise subject to another credit, warehouse or other financing facility that is similar to the facility provided for hereunder, Borrowers shall also remit to Lender in immediately available funds the applicable Exit Fee. Notwithstanding the foregoing or anything to the contrary herein, no Optional Repayment is permitted hereunder without Lender’s prior written consent (which consent may be given or withheld in Lender’s discretion) if an Event of Default under Section 14(n) hereof shall exist at that time, or will result from such Optional Repayment.

(ii)    Borrowers may effect an Optional Repayment in connection with a sale or transfer of one or more Financed Rental Properties to another Person (including an Affiliate of Borrower) at any time for net Sale Proceeds of at least equal to the Minimum Release Amount of such Financed Rental Properties; provided that individual Financed Rental Properties may be sold or transferred by Borrowers for an amount less than the applicable Minimum Release Amount (the “Minimum Release Amount Shortfall”), so long as (i) no Default or Event of Default shall then exist, (ii) Borrowers shall have given Lender at least three (3) Business Days’ prior written notice thereof designating the applicable Rental Properties specifying the net Sale Proceeds expected from such sale or transfer, (iii) Lender shall have consented to such sale or transfer; and (iv) the sale or transfer shall not result in a breach of either the Stabilized LTV or Non-Stabilized LTV. Borrowers shall cause the aggregate net Sale Proceeds resulting from any such sale or transfer to be remitted directly to the Waterfall Account. With respect to a sale of Financed Rental Properties for net Sale Proceeds that are less than the applicable Minimum Release Amount, the difference between (x) such Minimum Release Amount and (y) such net Sale Proceeds deposited in the Waterfall Account shall be added to the Aggregate Advance Amount, on a pro-rata basis and as determined by Lender in its discretion.

(f)Mandatory Repayment.  At any time a Financed Rental Property Issue exists with respect to any Financed Rental Property, then the Market Value thereof shall automatically be reduced to zero and Lender may, at its option, by notice to Borrowers (as such notice is more particularly set forth below, a “Repayment Notice”) require Borrowers to repay a portion of the Aggregate Advance Amount in an amount equal to the Repayment Amount with respect to such Financed Rental Property (a “Mandatory Repayment”). The related Repayment Amount shall be paid to Lender no later than 5:00 p.m. on the second (2nd) Business Day following delivery of such Repayment Notice. Borrowers shall be required to notify Lender as soon as is practicable after obtaining knowledge of any fact that could be the basis for any Financed Rental Property Issue, but, in any case, not more than two (2) Business Days after obtaining knowledge thereof. Lender’s election, in its sole and absolute discretion, not to send a Repayment Notice at any time that a Financed Rental Property is subject to a Financed Rental Property Issue shall not in any way limit or impair its right to send a Repayment Notice at a later time so long as such Financed Rental Property Issue is then continuing. Lender’s rights under this Section 3(f) are in addition to and not in lieu of any other rights of Lender under the Facility Documents or applicable law. Any cash transferred to Lender pursuant to this Section 3(f) shall be credited to the Advance Amount of the related Advances.

(g)Release. In the event of any Optional Repayment or Mandatory Repayment with respect to a Financed Rental Property, upon receipt of the applicable Repayment Amount and other amounts due in connection therewith, as provided in Section 3(e) or Section 3(f), as applicable, such Rental Property from the applicable Mortgage Documents and related Lien (a “Released Property”) shall be automatically released by Lender without any further action of the applicable Borrower, provided, that (i) the applicable Borrower may deliver to Lender a release (and, in the event the related Mortgage and the Assignment of Leases and Rents encumbers other Financed Rental Properties in addition to the Released Property, such release shall be a partial release that relates only to the Released Property and does not affect the Liens and security interests encumbering or on the other Financed Rental Properties) in form and substance appropriate for the jurisdiction in which such Released Property is located and shall contain standard provisions protecting the rights of Lender, which release shall be promptly executed by Lender, (ii) Borrowers shall pay all costs, taxes and expenses associated with such release (including cost to file and record the release and Lender’s reasonable attorneys’ fees) and (iii) such Released Property is a separate legal parcel from the property remaining encumbered by Mortgages.

(h)LIBOR Rate Breakage Costs. Without limiting, and in addition to, the provisions of Section 16 hereof, Borrowers agree that if any Repayment Amount is paid other than in connection with an ordinary course liquidation of a Rental Property and such Repayment Amount is paid on a date other than on a Payment Date, Borrowers shall, upon demand by Lender, pay to Lender any such amounts as are reasonable to compensate Lender for any additional losses (not including lost profits), costs or expenses which Lender may incur as a result of such payments, including any hedge breakage costs.

(i)Incremental Advances. From time to time, Borrowers may request Advances with respect to Financed Rental Properties that were Non-Stabilized Rental Properties but that have subsequently converted to Eligible Stabilized Rental Properties (each, a “Converted Rental Property”) by delivering to Lender, within ten (10) Business Days after the end of each Collection Period, an Asset Schedule and an Advance Request with respect to the Financed Rental Properties that have become Converted Rental Properties during such Collection Period. Subject to the satisfaction of all of the conditions set forth in Section 3(b), Lender may, with respect to the Uncommitted Amount, and shall, with respect to the Committed Amount, on the requested Incremental Advance Date, make an additional Advance to the applicable Borrower with respect to each such Converted Rental Property in an amount equal to the applicable Advance Amount (each, an “Incremental Advance”); provided that, no such Incremental Advance shall be made until the aggregate amount of all such Incremental Advances to be made on such Incremental Advance Date is at least $2,000,000. For the avoidance of doubt, from and after the related Incremental Advance Date, the Advance Rate in respect of such Converted Rental Properties shall be the Advance Rate applicable to Stabilized Rental Properties.

(j)Change in Commitment. At any time and from time to time, Borrowers may request that Lender consent to an increase of the Committed Amount, which consent may be given or withheld by Lender in its sole discretion; provided that in no event shall the Committed Amount exceed the Maximum Aggregate Advance Amount. At any time and from time to time, Borrowers may, but not more than twice during the term of this Agreement, upon at least three (3) Business Days’ prior written notice to Lender, terminate in whole or reduce ratably in part the unused portions of the Committed Amount; provided that the Committed Amount shall in no event be reduced below the Aggregate Advance Amount outstanding at the time of such reduction. Borrowers may request that Lender increase the Commitment Amount following any such decrease, which request may be granted or denied by Lender in its sole discretion.

Section 4.Payment of Accrued Interest.

(a)Interest on the Aggregate Advances shall accrue at the applicable Interest Rate. Interest shall accrue on a 360-day per year basis (as applicable) for the actual number of days elapsed during the relevant period, reduced by the amount of interest in respect of such period previously paid by Borrowers to Lender with respect to such Advance. Interest on the Aggregate Advances shall be payable in arrears monthly on the Payment Date in respect of the previous Collection Period and on the Facility Termination Date.

(b)On each Payment Date, Borrowers shall pay to Lender interest on the unpaid principal amount of each Advance in an amount equal to the accreted value of the Accrued Interest (less any amount of Accrued Interest previously paid by Borrowers to Lender) as provided for and in accordance with Article 5.

(c)Notwithstanding the foregoing, Borrowers shall pay to Lender interest at the applicable Post-Default Rate on any principal of any Advance and on any other amounts payable by Borrowers hereunder or under the Note, that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

Section 5.Income Payments.

(a)Collection and Retention of Income. Borrowers shall, and shall cause the applicable Pledgor to hold for the benefit of and in trust for Lender all Income (including all Rental Proceeds, Security Deposits and taxes and insurance escrow amounts), including all Income received by or on behalf of any Borrower Party with respect to the Financed Rental Properties. Borrowers shall cause the applicable Pledgor to (i) promptly upon receipt, deposit all such Income received on account of the Rental Property directly into the applicable Borrower Operating Account, and (ii) on each Remittance Date withdraw all such Income (excluding Security Deposits and taxes and insurance escrow amounts) from the applicable Borrower Operating Account and remit such Income to the Waterfall Account. To the extent that a Borrower Party (other than the applicable Pledgor) is holding any Income, such Borrower Party shall deposit such Income promptly upon receipt thereof into the Waterfall Account. All Income shall be held in trust for Lender at all times and shall not be commingled with other property of any Borrower Parties or any Affiliate thereof. Funds deposited in the Waterfall Account during any Collection Period shall be held therein, in trust for Lender, until the related Payment Date.

(b)Payments from Waterfall Account. Subject to the terms of the Account Control Agreement, Lender shall cause the Facility Bank to apply funds on deposit in the Waterfall Account on each Payment Date prior to the occurrence of an Event of Default as follows.

(i)first, to Facility Bank, Custodian, and Property Manager on account of any accrued and unpaid fees and permitted expenses incurred under the Facility Documents;
(ii)second, to Lender an amount equal to the Accrued Interest which has accrued and is outstanding as of the Payment Date;

(iii)third, to deposit any amounts necessary to maintain the Interest Reserve Amount in the Interest Reserve Account;

(iv)fourth, to Lender on account of unpaid fees (including any Exit Fee, Facility Fee and Unused Fee), expenses, LIBOR Rate breakage costs, and indemnity amounts and any other amounts due to Lender from any Borrower Party under the Facility Documents;

(v)fifth, to Lender in an amount equal to any unpaid Repayment Amounts then due and owing to Lender under Section 3(e) or 3(f) hereof (without duplication of payments made under clause third above); and

(vi)sixth, all remaining amounts (if any), to the Borrowers, including, in the event that Borrowers have permanently reduced the Maximum Aggregate Advance Amount, an amount equal to the excess of amounts on deposit in the Interest Reserve Account over the Interest Reserve Amount (calculated with respect to the reduced Maximum Aggregate Advance Amount).

(c)Receipt by Lender. To the extent that Lender receives any funds from the sale, transfer or other disposition of a Rental Property, Lender shall apply such funds in accordance with the same order of priority set forth in Section 5(b) hereof.

(d)Post-Event of Default. Notwithstanding the preceding provisions, if an Event of Default exists, Borrowers shall have no further rights to access any funds on deposit in Borrower Operating Account, and Lender shall have the right to withdraw all funds on deposit in Borrower Operating Account and Waterfall Account and apply such funds as determined by Lender in its sole discretion until all Secured Obligations are paid in full, and any remainder shall be paid to Borrower.

(e)Withdrawals From Interest Reserve Account. If on any Payment Date, the amounts then on deposit in the Waterfall Account are insufficient to satisfy clauses first and second of Section 5(b) above, Lender may withdraw from the Interest Reserve Account an amount of funds necessary to cure such deficiency.

Section 6.Requirements Of Law.

(a)If any Requirement of Law or any change in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)shall subject Lender to any Tax or increased Tax of any kind (other than (1) Taxes described in clauses (a) through (c) of the definition of Non-Excluded Taxes, (2) Excluded Taxes, (3) Non-Excluded Taxes, which shall be governed by Section 7 hereof, (4) Taxes attributable to Lender’s failure to comply with Section 7(e), and (5) Other Taxes) whatsoever with respect to this Agreement or any Advance or change the basis of taxation of payments to Lender in respect thereof;

(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)shall impose on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender, by an amount which Lender reasonably deems to be material, of making, continuing or maintaining any Advance or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Borrowers shall promptly pay Lender such additional amount or amounts as calculated by Lender in good faith as will compensate Lender for such increased cost or reduced amount receivable.
(b)If Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by Lender to be material, then from time to time, Borrowers shall promptly pay to Lender such additional amount or amounts as will compensate Lender for such reduction.

(c)If Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrowers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by Lender to Borrowers shall be conclusive in the absence of manifest error.

Section 7.Taxes.

(a)Any and all payments by the Borrowers under or in respect of this Agreement or any other Facility Documents to which any Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Facility Documents to Lender, (i) Borrowers shall make all such deductions and withholdings in respect of Taxes, (ii) Borrowers shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Borrowers shall be increased as may be necessary so that after Borrowers have made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 7) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower under this Agreement, other than, in the case of Lender, (a) any branch profits Taxes and any Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) (i) as a result of the Lender being organized under the laws of the jurisdiction imposing such tax (or any political subdivision thereof) or having its applicable lending office located in the jurisdiction imposing such tax (or any political subdivision thereof), or (ii) as a result of a present or former connection between Lender and the jurisdiction imposing such Tax, unless such Taxes are imposed as a result of Lender having executed, delivered or performed its obligations or received payments under, received or perfected security interest under, sold or assigned any interest in, or enforced, this Agreement or any of the other Facility Documents (in which case such Taxes will be treated as Non-Excluded Taxes), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest herein pursuant to a law in effect on the day on which Lender acquires such interest herein (other than with respect to an assignment requested by a Borrower) or on which Lender changes its lending office, except, in each respective case, to the extent such Taxes were payable either to Lender’s assignor immediately before Lender acquired such interest or to Lender immediately before Lender changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.

(b)In addition, each Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Facility Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Facility Document, including the pledge of the Collateral hereunder (including the Financed Rental Properties) except any such Taxes that are imposed as a result of a present or former connection between Lender or such other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or Taxing authority with respect to an assignment (other than with respect to an assignment requested by a Borrower) (collectively, “Other Taxes”).

(c)Each Borrower hereby agrees to jointly and severally indemnify Lender for, and to hold it harmless against, the full amount of Non-Excluded Taxes payable or paid by the Lender or required to be deducted or withheld from a payment to Lender and Other Taxes, and the full amount of Non-Excluded Taxes or Other Taxes imposed on amounts payable by Borrowers under this Section 7 imposed on or paid by Lender and any reasonable expenses arising therefrom or with respect thereto. The indemnity by Borrowers provided for in this Section 7(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally imposed or asserted. Amounts payable by Borrowers under the indemnity set forth in this Section 7(c) shall be paid within ten (10) days from the date on which Lender makes written demand therefor. A certificate as to the amount of such payment or liability delivered to a Borrower by Lender shall be conclusive absent manifest error.

(d)Within thirty (30) days after the date of any payment of Taxes, Borrowers (or any Person making such payment on behalf of Borrowers) shall furnish to Lender for its own account a certified copy of the original official receipt evidencing payment thereof.

(e)For purposes of subsection (e) of this Section 7, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code. Each Lender (including for avoidance of doubt any assignee or successor) that, on or prior to the Closing Date (and from time to time thereafter, upon the reasonable request of any Borrower or upon expiration or obsolescence of any previously delivered documentation), is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, then, with respect to payments hereunder, Lender shall deliver or cause to be delivered to the applicable Borrower such properly completed and executed documentation prescribed by applicable Law as will permit payments hereunder to be made without withholding or at a reduced rate of withholding. In addition, Lender (including for the avoidance of doubt, any assignee or successor), if requested by any Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower as will enable such Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 7(e)(i) through (viii) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any unreimbursed cost or expense or would prejudice the legal or commercial position of Lender. Without limiting the generality of the foregoing, any Lender (including for the avoidance of doubt, any assignee or successor) that is a United States person shall deliver to the Borrowers executed copies of U.S. Internal Revenue Service Form W-9 (or any successor form thereto) certifying that such Lender is exempt from U.S. federal backup withholding tax. Further, in the event that a Lender (including for avoidance of doubt any assignee or successor) either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”), then such Lender, to the extent it is legally entitled to do so, shall deliver or cause to be delivered to Borrowers the following properly completed and duly executed documents:

(i)in the case of a Non-Exempt Lender that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN or W-8BEN-E claiming the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit F (a “Section 7 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv)in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN-E (or any successor forms thereto) and a Section 7 Certificate; or

(v)in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity for U.S. federal income tax purposes, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section if such beneficial owner were Lender; provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of Borrowers; provided, however, that Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi)in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section if such beneficial owner were Lender; or

(vii)in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section if each such person were Lender; or

(viii)in the case of a Lender, payments to whom under this agreement would be subject to U.S. federal withholding tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 7(e)(viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, and “Lender” shall include any participant.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers in writing of its legal inability to do so.

If Lender has provided a form pursuant to clause (e) above and the form provided by Lender either at the time Lender first becomes a party to this Agreement or, with respect to a grant of a participation, at the effective date of such participation, indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (such Taxes, “Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date (after the Effective Date) a Person becomes an assignee, successor or participant to this Agreement, Lender transferor was entitled to indemnification or additional amounts under this Section 7, then Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f)For any period with respect to which Lender has failed to provide Borrowers with the appropriate form, certificate or other document described in subsection (e) of this Section 7 (other than if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by Lender), Lender shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes by reason of such failure; provided, however, that should a Lender that is otherwise exempt from a withholding tax become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrowers shall take such steps as Lender shall reasonably, and in good faith, request, and at Lender’s sole expense, to assist Lender in recovering such Non-Excluded Taxes.

(g)Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 7 shall survive the termination of this Agreement. Nothing contained in this Section 7 shall require Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(h)Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, and relevant state and local income and franchise taxes, to treat each Advance as indebtedness of Borrowers that is secured by the Financed Rental Properties and the Financed Rental Properties as owned by Borrowers for federal income tax purposes in the absence of a Default by Borrowers. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(i)So long as no Default or Event of Default has occurred and is continuing, if Lender (including for avoidance of doubt any assignee or successor) determines in its sole discretion acting in good faith that it has received a refund in respect of any Taxes that have been paid or indemnified by any Borrower under this Section 7 (including by the payment of additional amounts pursuant to Section 7) and that such refund, is allocable to such payment or indemnification, it shall pay the amount of such refund to Borrower (but only to the extent of indemnity payments made under this Section 7 with respect to Taxes giving rise to such refund) net of all out-of-pocket expenses (including Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority or other Governmental Authority) to Lender in the event Lender is required to repay such refund to such taxing authority or other Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will Lender be required to pay any amount to Borrower pursuant to this clause (i) the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this Section shall require Lender to make available to the Borrowers or any other Person any tax returns or other information Lender deems to be confidential or proprietary

Section 8.Security Interest; Lender’s Appointment as Attorney-in-Fact.

(a)Security Interest and Collateral Assignment.

(i)On the Advance Date, each Borrower, to the extent of its rights therein, hereby pledges on the date hereof to Lender as security for the performance of the Secured Obligations and hereby grants, assigns and pledges to Lender a first priority security interest in each Borrower’s rights, title and interest in, to and under all of its assets, including the following, which shall hereinafter be collectively referred to as “Collateral”:

(A)each Rental Property owned by such Borrower;

(B)all related Property Files, including all Records, and any other collateral pledged or otherwise relating to the Rental Properties, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto;

(C)all rights of such Borrower and Property Manager (to the extent of such Borrower’s rights therein) to receive from any third party or to take delivery of any Records or other documents which constitute part of the Property Files;

(D)all related Property Management Rights (to the extent of such Borrower’s rights therein);

(E)all insurance policies and proceeds thereof relating to each such Rental Property including any payments or proceeds under any related primary insurance or hazard insurance, and all rights of such Borrower or Property Manager (to the extent of such Borrower’s rights therein) to receive from any third party or to take delivery of any of the foregoing;

(F)the Waterfall Account, the Interest Reserve Account, all Income relating to such Rental Properties, and all proceeds received by any Borrower Party upon the sale or other disposition of such Rental Properties;

(G)such Borrower’s rights under all Assigned Documents and all rights to receive documentation relating thereto;

(H)any Property relating to such Rental Property and any other contract rights and all rights to receive documentation relating thereto,

(I)all accounts (including any interest of any Borrower in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Rental Property and any other assets relating to the Rental Property (including any other accounts) or any interest in the Rental Properties, as are specified on Confirmation and/or a Trust Receipt and Asset Detail and Exception Report;

(J)all other “accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter of credit rights,” and “securities’ accounts” as each of those terms is defined in the UCC and all cash and cash equivalents and all products and proceeds relating to or constituting any or all of the foregoing; and

(K)any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing,

in each case, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on all Advances and all other amounts owing to Lender hereunder, under the Note and under the other Facility Documents.

(ii)In furtherance of the foregoing, each Borrower hereby collaterally assigns to Lender all of such Borrower’s right, title to and interest in, to and under (but not any obligations under) any Purchase Agreements, the Property Management Agreement, the Asset Management Agreement, all Lease Agreements relating to the Financed Rental Properties, all other related agreements, contracts, takeout commitments, documents and instruments evidencing or guarantying any Collateral and all other agreements, documents and instruments related to or constituting any of the foregoing (the “Assigned Documents”). Borrowers confirm and agree that (x) prior to the occurrence of an Event of Default, each Borrower shall enforce its respective rights and remedies under each Assigned Document, and (y) during the continuation of an Event of Default, Lender (or its designee) shall have the right to enforce Borrowers’ rights and remedies under each Assigned Document, but without any obligation on the part of Lender or its designee to perform any of the obligations of Borrowers under any such Assigned Document.

(iii)Each Borrower hereby authorizes Lender to file such financing statement or statements relating to the Collateral and record or file such Mortgage Documents as Lender, at its option, may deem reasonable and appropriate (other than with respect to Eligible Non-Mortgaged Rental Properties). Borrowers shall pay the filing and recording costs for any financing statement or statements and Mortgage Documents prepared pursuant to this Section 8. For the avoidance of doubt, it is hereby acknowledged that Lender may cause the Mortgage Documents to be recorded in its name, or the name of its designee, as it shall determine in its sole discretion.

(b)Acquisition of Rental Property. Each Borrower shall cause all Rental Properties acquired by it to be taken by Deed, or by means of such instruments as are provided by the Governmental Authority governing the transfer, in each case, in the name of Borrower and in accordance with the terms of the related SPE Agreement.

(c)Lender’s Appointment as Attorney in Fact. Each Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney‑in‑fact with full irrevocable power and authority in the place and stead of such Borrower, as applicable, and in the name of such Borrower, as applicable, or in its own name, from time to time in Lender’s discretion, for the purpose of carrying out the terms of this Agreement and to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, in each case, subject to the terms of this Agreement. Without limiting the generality of the foregoing, Borrowers hereby give Lender the power and right, on behalf of such Borrower Party, as applicable, without assent by, but with notice to, such Borrower, as applicable, if an Event of Default shall have occurred, to do the following:

(i)in the name of such Borrower, as applicable, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii)to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii)(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct, including any payment agent with respect to any Collateral; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrowers with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender’s option and Borrowers’ expense, at any time, and from time to time, all acts and things which Lender deems necessary to protect, preserve or realize upon the Collateral and Lender’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrowers might do.

Each Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. In addition to the foregoing, each Borrower agrees to execute a Power of Attorney, in the form of Exhibit J hereto, to be delivered on the date hereof. Each Borrower and Lender acknowledges that the Powers of Attorney shall terminate on the Facility Termination Date and satisfaction in full of the Secured Obligations.

Each Borrower also authorizes Lender, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 15 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

The powers conferred on Lender hereunder are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrowers for any act or failure to act hereunder, except for its or their own fraud, bad faith, gross negligence or willful misconduct.

Section 9.Payment, Transfer And Custody.

(a)Payments and Transfers of Funds. Unless otherwise mutually agreed in writing, all transfers of funds to be made by Borrowers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Lender at the following account maintained by Lender: Account No. 6550561119, for the account of Nomura Corp Funding Americas, Bank of America, N.A., New York, ABA No. 026009593, not later than 5:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Borrower acknowledges that it has no rights of withdrawal from the foregoing account.

(b)Remittance of Advance Amount. On the Advance Date for each Advance, the related Rental Properties and related Collateral shall be pledged to Lender or its designee against the simultaneous transfer of the Advance Amount to such account as agreed to by Lender and Borrowers.

Section 10.Funding of Advances. Lender is funding each Advance with its own funds.

Section 11.Fees. Borrowers shall pay to Lender in immediately available funds, due and owing as set forth in the Pricing Side Letter, including the Facility Fee, the Unused Fee and the Exit Fee, if applicable. The Facility Fee, the Unused Fee (if any) and the Exit Fee (if any) are each non-refundable, and such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Lender at such account designated by Lender.

Section 12.Representations. Each Borrower represents and warrants to Lender that, as of each Advance Date and as of the date of this Agreement and at all times while the Facility Documents and any Advance hereunder is in full force and effect:

(a)Acting as Principal. Each Borrower will receive such Advances as principal (or, if agreed in writing in advance of any Advance by the other party hereto, as agent for a disclosed principal).

(b)Reserved.

(c)Solvency. None of the Facility Documents, the Mortgage Documents or any Advance thereunder is entered into or made in contemplation of insolvency or with intent to hinder, delay or defraud any of any Borrower’s creditors. The receipt of an Advance and pledge of the Financed Rental Properties subject hereto is not undertaken with the intent to hinder, delay or defraud any of such Borrower’s creditors. No Borrower is insolvent within the meaning of 11 U.S.C. Section 101(32) and the receipt of an Advance and pledge of the Financed Rental Properties pursuant hereto will not (i) cause such Borrower to become insolvent, (ii) result in any property remaining with such Borrower to be unreasonably small capital, or (iii) result in debts that would be beyond such Borrower’s ability to pay as same mature. Each Borrower has received reasonably equivalent value in exchange for the receipt of an Advance and pledge of the Financed Rental Properties.

(d)No Broker.  No Borrower has dealt with any broker, investment banker, agent, or other person, except for Lender, who may be entitled to any commission or compensation in connection with the receipt of the Advances and pledge of the Financed Rental Properties pursuant to this Agreement.

(e)Ability to Perform. No Borrower believes, nor does it have any reason or cause to believe, that it cannot perform in all material respects each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.

(f)Existence. Each Borrower (a) is a limited liability company duly organized in series, validly existing under the laws of Delaware, (b) is in good standing under the laws of Delaware, (c) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (d) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

(g)Financial Statements. Guarantor has heretofore furnished or made available, by public filings, to Lender a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its respective consolidated Subsidiaries for the fiscal year ended December 31, 2014 and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Deloitte & Touche LLP and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for such monthly periods of Guarantor up until February 28, 2014 and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated

Subsidiaries for such monthly periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such monthly periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2014, there has been no material adverse change in the consolidated business, operations or financial condition of Guarantor its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Guarantor aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change or could have a Material Adverse Effect. Guarantor does not have, on December 31, 2014, any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments, in each case, not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrowers except as heretofore disclosed to Lender in writing.

(h)No Breach. Neither (a) the execution and delivery of the Facility Documents nor (b) the consummation of the transactions therein contemplated to be entered into by Borrowers in compliance with the terms and provisions thereof will conflict with or result in (i) a breach of the Governing Documents of any Borrower, or (ii) a breach of any applicable law, rule or regulation, or (iii) a breach of any order, writ, injunction or decree of any Governmental Authority, or (iv) a breach of other material agreement or instrument to which a Borrower is a party or by which any of them or any of their Property is bound or to which any of them is subject, or (v) a default under any such material agreement or instrument, or (vi) the creation or imposition of any Lien (except for the Permitted Liens) upon any Property of a Borrower pursuant to the terms of any such agreement or instrument.

(i)Action. Each Borrower has all necessary organizational power, authority and legal right to execute, deliver and perform its obligations under each of the Facility Documents, as applicable; the execution, delivery and performance by Borrowers of each of the Facility Documents have been duly authorized by all necessary organizational action on its part; and each Facility Document to which any Borrower is a party has been duly and validly executed and delivered by such Borrower.

(j)Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by each Borrower of the Facility Documents to which such Borrower is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Facility Documents.

(k)Litigation. There are no actions, suits, arbitrations, investigations (including any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any Borrower or affecting any Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Facility Documents, any Property Document or any Mortgage Document or any action to be taken in connection with the transactions contemplated hereby or thereby, (ii) seeking to prevent the consummation of any Advance, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(l)Enforceability. This Agreement and all of the other Facility Documents executed and delivered by Borrowers in connection herewith are legal, valid and binding obligations of Borrowers and are enforceable against such Borrowers in accordance with their respective terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(m)Subsidiaries. No Borrower has any Subsidiaries.

(n)Indebtedness and Other Obligations. No Borrower has any Indebtedness, Contractual Obligations or Investments other than the Facility Documents, or the Indebtedness, Contractual Obligations and Investments permitted under Section 13(x).

(o)Chief Executive Office/Jurisdiction of Organization. On the Effective Date, Borrowers’ chief executive office, is, located at 36C Strand Street, Christiansted, USVI 00820 (the “Current Address”) and, since the Closing Date, has been located at either the Current Address or 402 Strand Street, Frederiksted, USVI 00840-3531.

(p)Location of Books and Records. The location where each Borrower keeps its books and records, including all computer tapes and records related to the Collateral, or can make available copies thereof, is its chief executive office.

(q)Separateness. Each Borrower is in compliance with the provisions of Section 13(w).

(r)Reserved.

(s)No Event of Default. No Event of Default has occurred and is continuing.

(t)Margin Regulations. The use of all funds acquired by Borrowers under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(u)Taxes. Each Borrower has timely filed all income tax returns and other material tax returns that are required to be filed by it and has timely paid all income Taxes and other material Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. There are no Liens for Taxes, except for statutory Liens for Taxes not yet due and payable.

(v)Investment Company Act. No Borrower is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(w)Security Interest.

(i)No Borrower has assigned, pledged, or otherwise conveyed or encumbered any of its respective Collateral to any other Person except as permitted by this Agreement.

(ii)Immediately prior to the pledge of a Financed Rental Property to Lender, such Borrower was the sole owner of such Financed Rental Property and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the pledge to Lender hereunder and Permitted Liens.

(iii)The provisions of this Agreement are effective to create in favor of Lender a valid and effective security interest in all right, title and interest of Borrowers in, to and under the Collateral.

(iv)With respect to the security interest granted by Borrowers in Section 8(a), upon the filing of the UCC financing statements in the appropriate offices against a Borrower, such security interest is a valid first priority perfected security interest in the related Collateral to the extent such security interest can be perfected by filing such a financing statement or under the UCC.

(v)The Mortgage Documents, when properly recorded and/or filed in the appropriate records, will create (x) a valid, first priority, perfected Lien on the applicable Borrower’s interest in the respective Financed Rental Property, and (y) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Lease Agreements), all in accordance with the terms thereof, in each case, subject only to the Permitted Liens.

(vi)All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Requirements of Law in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Mortgage Documents with respect to Financed Rental Property (if any), including the Mortgages, have been paid or are being paid simultaneously herewith.

(vii)Other than the security interest granted to Lender pursuant to this Agreement or any Mortgages, as applicable, no Borrower has pledged, assigned, collaterally assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except to the extent expressly permitted by the terms hereof.

(viii)No Borrower has authorized the filing of and is not aware of any effective UCC financing statements filed against any Borrower as debtor that include the

Collateral, other than any financing statement that has been terminated or filed pursuant to this Agreement.

(x)Reserved.

(y)True Sale. Each Financed Rental Property was acquired by a Borrower from a transferor on a legal true sale or true contribution basis pursuant to a purchase and/or sale agreement between the related Borrower and such transferor. With respect to each Rental Property acquired by a Borrower from a Transferor that is an Affiliate of such Borrower, (a) such Transferor received reasonably equivalent value in consideration for the transfer of such Rental Property (which for the avoidance of doubt, the parties hereto agree that equivalent value shall include any increase in value of the Capital Stock in such Borrower held by the Pledgors as a result of transferring such Rental Property pursuant to a capital contribution), (b) no such transfer was made for or on account of an antecedent debt owed by such Transferor to such Borrower and (c) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code.

(z)Adverse Selection. No Borrower selected the Rental Property, whether individually or together with any other Rental Property, in a manner that is intentionally adverse to Lender.

(aa)True and Complete Disclosure. The information, reports, financial statements, exhibits, schedules and certificates furnished in writing by or on behalf of any Borrower Party, Guarantor or REIT Manager to Lender in connection with the diligence of the Borrower Parties, Guarantor or Property Manager, or the negotiation, preparation or delivery of this Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto (other than the Asset Schedule), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing representation solely with respect to Property Manager is hereby made to Borrowers’ knowledge, after due inquiry. All written information furnished after the date hereof by or on behalf of any Borrower to Lender in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby (other than the Asset Schedule) and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of a Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Lender for use in connection with the transactions contemplated hereby or thereby. All required financial statements of Guarantor delivered to Lender pursuant to this Agreement or otherwise publicly available with respect to Guarantor are prepared in accordance with GAAP, or in connection with any SEC filings, the appropriate SEC accounting requirements.

(bb)ERISA.

i.No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by Borrowers to be incurred by any Borrower or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

ii.No Plan which is a Single-Employer Plan had any minimum required contribution under Section 430 of the Code or any required installment under Section 430(j) of the Code that was due but unpaid or underpaid as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no such plan which is subject to Section 412 of the Code failed to meet the requirements of Section 436 of the Code as of such last day. No Borrower nor any ERISA Affiliate thereof is subject to a Lien in favor of such a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA;

iii.Each Plan of each Borrower and each of their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

iv.No Borrower nor any ERISA Affiliate has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502(i) of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

v.No Borrower nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(cc)Plan Assets. No Borrower is an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” described in and subject to Section 4975 of the Code or an entity deemed to hold “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, nor are the Financed Rental Properties “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, and transactions by or with any Borrower are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to “Governmental Plans” within the meaning of Section 3(32) of ERISA that would be violated by the transactions contemplated by this Agreement.

(dd)Anti‑Money Laundering Laws. Each Borrower has complied with all applicable anti‑money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti‑Money Laundering Laws”). Borrowers have established an anti‑money laundering compliance program as required by the Anti‑Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Rental Property for purposes of the Anti‑Money Laundering Laws.

(ee)No Prohibited Persons. No Borrower nor any of its respective Affiliates, officers, directors, partners or members is a person (or to any Borrower Party’s knowledge, owned or controlled by a person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any person listed above (any and all persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(ff)No Reliance. Each Borrower has made its own independent decision to enter into the Facility Documents and request each Advance and as to whether such Advance is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including legal counsel and accountants) as it has deemed necessary. No Borrower is relying upon any advice from Lender as to any aspect of the Advances, including the legal, accounting or tax treatment of such Advances.

Section 13.Covenants of Borrowers. On and as of the date of this Agreement and each Advance Date and on each day until this Agreement is no longer in force, each Borrower covenants as follows:

(a)Existence; Compliance with Law. Each Borrower shall:

(i)preserve and maintain its legal existence;

(ii)comply with its Governing Documents, including all Special Purpose Entity provisions;

(iii)not terminate its Governing Documents or modify or amend any Special Purpose Entity provision of its Governing Documents or any other provision of its Governing Documents in a manner adverse to the interests of Lender in any material respect;

(iv)comply in all material respects with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including all environmental laws);

(v)preserve and maintain all material rights, privileges, licenses, franchises, permits or other approvals necessary for such Borrower to conduct its business and to perform its obligations under the Facility Documents, and shall conduct its business strictly in accordance with applicable law; and

(vi)keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

(b)Taxes. Each Borrower shall timely file all income tax returns and other material tax returns that are required to be filed by it and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(c)Notice of Proceedings or Adverse Change. Borrowers shall give notice to Lender promptly (unless otherwise specified below) after a Responsible Officer of any Borrower has knowledge of or receives knowledge of, as applicable:

(i)the occurrence of any Default or Event of Default;

(ii)any (a) default or event of default under any Indebtedness of any Borrower Party, or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against any Borrower Party in any federal or state court or before any Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, or (c) Material Adverse Effect;

(iii)any litigation or proceeding that is pending or threatened against (a) any Borrower Party or Guarantor in which the amount involved exceeds $100,000 (with respect to any Borrower or any Pledgor) or $5,000,000 (with respect to Guarantor), and is not covered by insurance, in which injunctive or similar relief is sought, or which, if adversely determined, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Collateral, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iv)promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Facility Document or any Permitted Lien) on, or claim asserted against, any of the Collateral;

(v)as soon as reasonably possible, notice of any of the following events:

(A)a material change in the insurance coverage of any Borrower, with a copy of evidence of same attached;

(B)any material change in accounting policies or financial reporting practices of any Borrower Party or Guarantor; or

(C)any other event, circumstance or condition that has resulted or could reasonably be expected to result in a Material Adverse Effect

(vi)as soon as practicable, but, in any case, not more than two (2) Business Days, after any Borrower Party has obtained knowledge of any fact that could be the basis of any Financed Rental Property Issue with respect to any Financed Rental Property, notice identifying the Financed Rental Property with respect to which such Financed Rental Property Issue exists and detailing the cause of such Financed Rental Property Issue; and

(vii)promptly, but no later than two (2) Business Days after any Borrower Party receives any of the same, deliver to Lender a true and correct copy of any schedule, report, notice, or any other document delivered to such Borrower Party by any Person pursuant to, or in connection with, any Collateral.

(d)Reporting. Borrowers shall maintain a system of accounting established and administered in accordance with GAAP, and Borrowers shall furnish to Lender:

(i)Within forty-five (45) days after the last day of its fiscal year, Guarantor’s unaudited balance sheet as of the end of such fiscal year, in each case presented fairly in accordance with GAAP;

(ii)Within sixty (60) days after the last day of each of the first three (3) fiscal quarters of each fiscal year of Guarantor, Guarantor’s management certified Financial Statements, including a balance sheet, income statement and cash flow statement, each as of the end of such fiscal quarter and in each case presented fairly in accordance with GAAP;
(iii)Within ninety (90) days after the last day of its fiscal year, commencing with the 2015 fiscal year, Guarantor’s Financial Statements for such fiscal year, presented fairly in accordance with GAAP, and accompanied, in all cases, by an unqualified report from an independent public accountant of nationally recognized standing.

(iv)(A) Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (i)-(iii) above, or upon Lender’s request (such requests to be made no more frequently than once during a calendar month; provided that no such limit shall apply if an Event of Default exists), a certificate in form and substance acceptable to Lender in its reasonable discretion, and certified by an executive officer of Guarantor, and (B) simultaneously with the financial statements to be delivered pursuant to subsection (ii) above or upon Lender’s request (such request to be made no more frequently than once during a fiscal quarter; provided that no such limit shall apply if an Event of Default exists), an officer’s certificate of covenant compliance certifying that the related Financial Statements are true and correct;

(v)Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of any Borrower Party or Guarantor as Lender may reasonably request;

(vi)Within fifteen (15) calendar days after the end of each calendar month, a monthly property management report of Property Manager, in the form attached hereto as Exhibit G, setting forth information regarding the Financed Rental Properties with respect to the immediately preceding Collection Period, together with a copy of each other report delivered by Property Manager to Borrowers pursuant to the Property Management Agreement (to the extent not delivered directly to Lender by Property Manager);

(vii)Promptly after any material update to Borrower’s internal leasing guidelines or internal tenant underwriting criteria, a copy of such updated guidelines or underwriting criteria, as applicable;

(viii)Within five (5) Business Days after any amendment, modification or supplement has been entered into with respect to the Master Property Management Agreement and/or the Master Asset Management Agreement (x) that would be reasonably likely to affect the Financed Rental Properties or Lender’s rights under this Agreement, the Property Management Agreement or the Asset Management Agreement, or (y) that has been filed with the SEC, notice of such amendment, modification or supplement;

(ix)Any other material agreements, correspondence, documents or other information not included in an Underwriting Package which is related to a Borrower Party or any Financed Rental Property, as soon as possible after the discovery thereof by a Borrower Party; and

(x)Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of any Borrower Party or Guarantor as Lender may reasonably request.

(e)Visitation and Inspection Rights. Twice during each calendar year (or if an Event of Default shall exist, as often as Lender deems necessary or desirable), Borrowers shall permit Lender, and shall cause each other Borrower Party and Guarantor to permit Lender, to inspect, and to discuss with such Borrower Party’s or Guarantor’s officers, agents and auditors, the affairs, finances, and accounts of such Borrower Party or Guarantor, the Collateral, and such Borrower Party’s or Guarantor’s books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon five (5) Business Days’ prior notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) with respect to one such visit prior to the occurrence of an Event of Default, or any such visit during the existence of an Event of Default, at the expense of Borrowers, to discuss with each Borrower Party’s or Guarantor’s officers its affairs, finances, and accounts.

(f)Reimbursement of Expenses. On the date of execution of this Agreement, Borrowers shall reimburse Lender for all invoiced expenses (including reasonable legal fees and expenses, but subject to the cap set forth in Section 16(b)) incurred by Lender on or prior to such date in connection with the negotiation and documentation of this Agreement and the related Facility Documents, and diligence of proposed Rental Properties and Financed Rental Properties, subject to the applicable Due Diligence Cap. From and after such date, Borrowers shall promptly reimburse Lender for all such expenses as the same are incurred by Lender and within thirty (30) days of the receipt of invoices therefor.

(g)Further Assurances. Each Borrower shall execute and deliver to Lender all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that Lender may reasonably request, in order to effectuate the Advances contemplated by this Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. Each Borrower shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Borrower will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Collateral to comply with all applicable rules, regulations and other laws in all material respects. No Borrower shall allow any material default for which such Borrower is responsible to occur under any Collateral or any Facility Document and such Borrower shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Facility Documents.

(h)Eligible Non-Mortgaged Rental Properties. With respect to each Eligible Non-Mortgaged Rental Property that is a Financed Rental Property, the related Borrower shall use commercially reasonable efforts to (i) complete the sale of such Financed Rental Property and effectuate an Optional Repayment of the related Advance pursuant to Section 3(e) within one-hundred and twenty (120) days following the related Advance Date (the “Property Sale”) and (ii) if the Property Sale has not been effectuated, as promptly as practicable and not later than thirty (30) days thereafter ensure that (x) such Financed Rental Property is subject to an enforceable Mortgage, (y) the related Mortgage Documents are submitted by the applicable title insurance company for recording in the jurisdiction in which such Financed Rental Property is located, and shall deliver to Lender or Lender’s designee a copy of a certified or file stamped (in each by the applicable land registry) executed original of such Mortgage Documents and (z) Lender has received a copy of the Lender’s Title Insurance Policy for such Financed Rental Property or, in the event such Financed Rental Property is located in the same county or parish in which other Financed Rental Properties are located, an endorsement to the existing Lender’s Title Insurance Policy with respect to such other Financed Rental Properties insuring the Lien of the Mortgage encumbering such Financed Rental Property as a valid first lien thereon, free and clear of all exceptions other than Permitted Liens. Notwithstanding anything to the contrary herein, if a Property Sale has not been effectuated with respect to such a Financed Rental Property within one-hundred and twenty (120) days following the related Advance Date and such Financed Rental Property is sold or not subject to an enforceable Mortgage within the thirty (30) day period thereafter, the BPO Value of such Financed Rental Property for purposes of calculating the Non-Stabilized LTV and the Stabilized LTV shall be deemed to be zero.

(i)ERISA Events.

(i)Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior twelve (12) months involve a payment of money by or a potential aggregate liability of any Borrower or any ERISA Affiliate thereof or any combination of such entities in excess of $50,000 such Borrower shall give Lender a written notice specifying the nature thereof, what action such Borrower or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

(ii)Promptly upon receipt thereof, Borrowers shall furnish to Lender copies of (i) all notices received by any Borrower or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by any Borrower or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability; and (iii) all funding waiver requests filed by any Borrower or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $50,000, and all communications received by any Borrower or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(j)Financial Condition Covenants. Borrower shall ensure that Guarantor complies with the Financial Condition Covenants set forth in the Guaranty.

(k)No Adverse Selection. No Borrower shall select Rental Property to be pledged to Lender as Financed Rental Properties using any type of adverse selection or other selection criteria which would adversely affect Lender.

(l)Insurance. Each Borrower shall (a) keep all Property useful and necessary in its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted), (b) at all times maintain appropriate umbrella, flood, general liability, crime and other insurance, in each case with a financially sound and reputable insurance company against such risks and with coverage amounts that are customary for similarly situated companies engaged in similar business, in similar locations, with similarly sized portfolios of assets, or as otherwise may be required by any applicable Requirements of Law, and which policies expressly insure Borrower itself and all of the Properties owned by Borrower, and (c) furnish to Lender upon request information and certificates with respect to such insurance. Each Borrower shall submit claims under such insurance policy in the order in which insured events occur.

(m)Books and Records. Borrowers shall, to the extent practicable, maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and Eligible Rental Properties.

(n)Illegal Activities. No Borrower shall engage in any conduct or activity that could reasonably be expected to subject its assets to forfeiture or seizure.

(o)New Markets. No Borrower shall acquire Rental Properties located in any New Market on any date if the acquisition of such Rental Property would cause the aggregate percentage of Rental Properties acquired in New Markets (by BPO Value) as of such date to equal or exceed fifteen percent (15%) of the Committed Amount.

(p)Material Change in Business. No Borrower shall engage in any lines of business or activities other than the business of acquiring, owning, renovating, leasing and disposing of residential real properties and all activities incidental thereto, as conducted by it as of the Closing Date.

(q)Limitation on Dividends and Distributions. Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom, no Borrower shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of any Borrower, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of any Borrower, either directly or indirectly, whether in cash or property or in obligations of such Borrower.

(r)Disposition of Assets; Liens. No Borrower shall cause any of the Collateral (including any Rental Property) to be sold, pledged, assigned or transferred, other than in accordance with this Agreement; nor shall any Borrower create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any Collateral, whether real, personal or mixed, now or hereafter owned, other than any Lien in favor of Lender and any Permitted Liens.

(s)Transactions with Affiliates. No Borrower shall enter into any transaction, including the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any other Borrower or any Affiliate, unless such transaction is (a) not otherwise prohibited in this Agreement, (b) in the ordinary course of such Borrower’s business, and (c) upon fair and reasonable terms no less favorable to such Borrower, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(t)ERISA Matters.

(i)No Borrower shall permit any event or condition which is described in any of clauses (i) through (viii) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior twelve (12) months, involves the payment of money by or an incurrence of liability of Borrowers or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $50,000.
(ii)No Borrower shall be an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a plan described in Section 4975 of the Code or an entity deemed to hold “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, nor shall any Borrower use “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, to engage in this Agreement or the Advances hereunder. The transactions by or with any Borrower are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA that would be violated by the transactions contemplated by this Agreement.

(u)Consolidations, Mergers and Sales of Assets. No Borrower shall (i) consolidate or merge with or into any other Person or (ii) sell or otherwise transfer all or substantially all of its assets to any other Person, except as otherwise contemplated in this Agreement.

(v)Facility Documents. No Borrower shall permit the amendment or modification of, the waiver of any event of default under, or the termination of any Facility Document (other than the Property Management Agreement, the Master Property Management Agreement, the Asset Management Agreement or the Master Asset Management Agreement) without Lender’s prior written consent. No Borrower shall permit the waiver of any event of default under, or the termination of the Master Property Management Agreement without providing prior written notice of the same to Lender. No Borrower shall waive (or direct the waiver of) the performance by any party to any Facility Document of any action, if the failure to perform such action would have a material adverse affect on any Borrower, any Financed Rental Property or any other Collateral in any material respect, nor has any such Person waived (or has directed the waiver of) any default resulting from any action or inaction by any party if such action or inaction would have a material adverse effect on any Borrower, any Financed Rental Property or any other Collateral.

(w)Special Purpose Entity. Unless otherwise consented to by Lender in writing, each Borrower Party shall be a Special Purpose Entity that shall (i) own no assets, and will not engage in any lines of business or activities, other than the assets and transactions specifically contemplated by the Facility Documents; (ii) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant to the Facility Documents; (iii) not make any loans or advances to any Affiliate or third party, and not acquire obligations or securities of any Borrower’s Affiliates (other than the assets and transactions specifically contemplated by the Facility Documents); (iv) pay its debts and liabilities (including, as applicable, shared personnel expenses and overhead expenses) only from its own assets; (v) comply with the provisions of its organizational documents; (vi) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its organizational documents (except, with respect to the Certificate of Formation, as required by law), or suffer the same to be amended, modified or otherwise changed, without the Lender’s prior written consent which shall not be unreasonably conditioned, withheld or delayed; (vii) maintain all of its books, records and financial statements separate from those of its Affiliates (except that such financial statements may be consolidated with an Affiliate to the extent consolidation is required under GAAP or as a matter of applicable law); provided that, to the extent required by GAAP, the financial statements shall disclose the separateness of each Borrower from such Affiliate, and indicate that each Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person; (viii) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other; (ix) not enter into any transaction, including the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any other Borrower or any

Affiliate, unless such transaction is (A) not otherwise prohibited in this Agreement, (B) in the ordinary course of such Borrower’s business, and (C) upon fair and reasonable terms no less favorable to such Borrower, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; (x) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business purposes, transactions and liabilities; (xi) to the fullest extent permitted by law, not engage in or suffer any dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein); (xii) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others; (xiii) except as permitted by the Facility Documents, will not hold itself out to be responsible for the debts or obligations of any other Person; (xiv) not form, acquire or hold any Subsidiary or own any equity interest in any other entity; (xv) use separate stationery, invoices and checks bearing its own name; (xvi) allocate fairly and reasonably any overhead for shared office space and services performed by an employee of an Affiliate; and (xvii) except as permitted by the Facility Documents, not pledge its assets to secure the obligations of any other Person.

(x)Actions of Borrower Relating to Liens. No Borrower shall grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any of Borrower’s assets or Property, except for (1) this Agreement and the other Facility Documents, (2) customary restrictions and conditions contained in agreements relating to the sale of assets or Property pending such sale; provided that such restrictions and conditions apply only to the assets or Property to be sold and such sale is permitted hereunder, and (3) customary provisions in leases, licenses and other contracts restricting the assignment thereof.

(y)BPOs. Borrowers shall cause the Property Manager to obtain and deliver to Lender an updated BPO for each Financed Rental Property that is not older than the Advance Date BPO Age at the time of the applicable Advance Date for such Rental Property. For so long as a Financed Rental Property is subject to an Advance hereunder, Borrowers shall cause the Property Manager to obtain and deliver to Lender an updated BPO for such Financed Rental Property within each Refreshed BPO Delivery Period. All such BPOs shall be obtained at Borrowers’ sole cost and expense. Borrowers shall cause the Property Manager to provide Lender the values included in such updated BPOs with its then-current monthly property management reports. Lender shall have the right to obtain updated BPOs at its own cost with respect to any or all Rental Properties comprising a Sample Set to the extent that the existing BPOs for such Rental Properties are unsatisfactory. Notwithstanding the foregoing, Lender shall have the right to obtain updated BPOs at any time at Borrowers’ cost following the occurrence of an Event of Default.

(z)Mortgage Documents. Borrowers shall ensure that (x) each Financed Property (other than Eligible Non-Mortgaged Rental Properties) is subject to an enforceable Mortgage, and (y) the related Mortgage Documents are submitted by the applicable title insurance company for recording in the jurisdiction in which the Financed Rental Property is located, promptly following the related Advance Date, and shall deliver to Lender or Lender’s designee a copy of a certified or file stamped (in each by the applicable land registry) executed original of such Mortgage Documents on or prior to the related Advance Date.

(aa)Financed Rental Property Obligations. Each Borrower shall (and shall cause the Property Manager to, as applicable):

(i)not (x) remove demolish or materially alter any related fixtures, equipment, personal property or Improvements with respect to any Financed Rental Property (except for normal replacement of fixtures, equipment or personal property, tenant finish and refurbishment of Improvements) without the consent of Lender; or (y) commit or suffer any waste of any Financed Rental Property or take any action that might invalidate or give cause for cancellation of any insurance policy, or do or permit to be done thereon anything that may in any way impair the value of the Financed Rental Properties, or permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Financed Rental Properties, regardless of the depth thereof or the method of mining or extraction thereof without the consent of Lender;

(ii)deliver to Lender, promptly upon Lender’s request, evidence reasonably satisfactory to Lender that all taxes, assessments, water rates, sewer rents, governmental impositions, and other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Financed Rental Properties, now or hereafter levied or assessed or imposed against the Rental Properties or any part thereof, all ground rents, maintenance charges and similar charges, now or hereafter levied or assessed or imposed against the Financed Rental Properties or any part thereof, and all charges for utility services provided to the Financed Rental Properties prior to the same becoming delinquent, have been so paid or are not then delinquent;

(iii)shall not and shall not allow other users of the Financed Rental Properties to take any action that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Financed Rental Property), impairs or may impair the value of the Financed Rental Properties, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Financed Rental Properties; and

(iv)subject to the rights of Tenants, shall permit and shall cause the Property Manager to permit, agents, representatives and employees of Lender to inspect to the Financed Rental Properties and Rental Properties proposed to be subject to any Advance at reasonable hours upon reasonable advance notice.

(bb)Leasing Matters.

(i)If a Borrower (or Property Manager on behalf of a Borrower) enters into a Lease Agreement with respect to a Financed Rental Property, such Borrower shall ensure that such Lease Agreement (1) provides for rental rates and terms comparable to existing local market rates and terms, (2) is an arms-length transaction with a bona fide, independent third party Tenant, (3) does not have a material adverse effect on the value or quality of the related Rental Property, (4) is written on one of the standard forms of lease approved by Lender, (5) provides for a rental term that is not less than twelve (12) months and (6) is in compliance with all applicable law. All proposed Lease Agreements which do not satisfy the requirements set forth in this Section 13(bb)(i) shall be subject to the prior written approval of Lender. At Lender’s request, the related Borrower shall promptly deliver to Lender copies of all Lease Agreements which are entered into pursuant to this Section 13(bb)(i), and delivery thereof shall constitute Borrower’s certification that such Lease Agreement satisfies all of the conditions of this Section 13(bb)(i).

(ii)Borrowers shall (1) ensure that all of the obligations imposed upon the lessee under the applicable Lease Agreements are observed and performed and shall not do or permit to be done anything to impair the value of any of the applicable Lease Agreements; (2) enforce all of the material terms, covenants and conditions contained in the applicable Lease Agreements to be observed or performed by the Tenant thereunder; (3) promptly send copies to Lender of all notices of default or other material matters which such Borrower sends or receives with respect to the applicable Lease Agreements and (4) not consent to any assignment of or subletting under any Lease Agreements except in accordance with their respective terms.

(iii)No Borrower shall amend, modify or waive, or permit the amendment, modification or waiver of, the provisions of any Lease Agreement or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease Agreement (including any guaranty, letter of credit or other credit support with respect thereto) without obtaining Lender’s prior written consent except (1) with respect to any such action that does not have a material adverse effect on the value of the related Financed Rental Property taken as a whole or (2) as Borrowers (or Property Manager acting on behalf of Borrowers) may otherwise determine in their reasonable business judgment, and provided that such Lease Agreement, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement. For the avoidance of doubt, a termination of a Lease Agreement with a Tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a material adverse effect on the value of the related Financed Rental Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Section 13(bb)(iii) shall be subject to the prior written approval of Lender and its counsel, at Borrower’s expense. At Lender’s request, Borrower shall promptly deliver to Lender or its designee copies of all such amendments, modifications and waivers which are entered into pursuant to this Section 13(bb)(iii).

(iv)Borrowers shall (w) cause each related Tenant, in accordance with the terms of the applicable Lease Agreement to (or shall itself, directly or through Property Manager) maintain each Financed Rental Property in good condition and repair (except for ordinary wear and tear), (x) promptly repair, replace or rebuild any part of any Rental Property which may be destroyed by any casualty or become damaged, worn or dilapidated or which may be affected by any condemnation; (y) complete and pay for any structure at any time in the process of construction or repair on the related land of any Financed Rental Property; and (z) otherwise make all commercially reasonable efforts to preserve the value of each Financed Rental Property, including re-leasing, liquidating and selling such Financed Rental Property when appropriate in such Borrower’s reasonable business judgment.

(v)Borrowers shall cause each related Tenant, in accordance with the terms of the applicable Lease Agreement to (or shall itself, directly or through Property Manager), ensure that: (x) all uses and operations on or of the Financed Rental Properties are free of Environmental Issues and in compliance with permits issued pursuant thereto and (y) the Rental Properties shall be kept free and clear of all Liens and other encumbrances that may be imposed as a result of any Environmental Issue, whether due to any act or omission of such Borrower, Tenant or any other Person.

(vi)In the event that a Tenant under a Financed Rental Property is replaced with a new Tenant, Borrowers shall deliver to Lender a Tenant Instruction Notice duly executed in blank for such new Tenant, together with a copy of the related Lease Agreement for such new Tenant.

(cc)Interest Reserve Amount. On or prior to each Payment Date, Borrowers shall replenish the Interest Reserve Account with funds such that the amount on deposit therein is equal to the Interest Reserve Amount.

(dd)Property Management. Borrowers shall not permit (i) the assignment of Property Manager’s rights or obligations under the Property Management Agreement, or (ii) any amendment or modification of the Property Management Agreement (whether by incorporation of amended or modified terms of the Master Property Management Agreement or otherwise) that would reasonably be likely to affect the Financed Rental Properties or Lender’s rights under this Agreement or the Property Management Agreement, or any termination or revocation of the Property Management Agreement, in each case, without Lender’s prior written consent. Borrowers shall strictly enforce the terms and provisions of the Property Management Agreement and shall not, without Lender’s prior written consent, waive the performance by Property Manager of any action, or any default under the Property Management Agreement resulting from Property Manager’s failure to perform any action, if the failure to perform such action could reasonably be expected to adversely affect such Borrower, the Financed Rental Properties or Lender in any material respect. Borrowers shall not and shall not permit the Property Manager to enter into any other property management agreement in respect of the Financed Rental Properties other than the Property Management Agreement without Lender’s prior consent (which may be withheld in its discretion).

(ee)Environmental Issue.  In the event it is discovered that a Financed Rental Property is subject to an Environmental Issue, Borrowers shall direct the Property Manager to immediately stop any foreclosure proceedings and not commence new foreclosure proceedings against such Rental Property.

(ff)Additional Series. No Borrower shall form any additional Series other than the Series that are Borrowers hereunder, unless such Series is added as an Additional Borrower in accordance with Section 3(b)(xxv).

(gg)Insolvency Event. No Borrower Party shall take, or permit any other Person to take against itself, any proceedings of the type referred to in the definition of “Insolvency Event” or seek to substantively consolidate itself in connection with any such “Insolvency Event” with respect to any Borrower Party.

Section 14.Events Of Default. If any of the following events (each an “Event of Default”) occur, Lender shall have the rights set forth in Section 15, as applicable:

(a)Payment Default. (i) Any Borrower fails to make any payment of (A) Repayment Amount (other than Accrued Interest) when due, whether by acceleration, mandatory repayment or otherwise or (B) Accrued Interest when due, under the terms of the Facility Documents (after taking into account application of any amounts on deposit in the Interest Reserve Account as provided for hereunder) or (ii) any Borrower Party or Guarantor fails to make any payment of any sum (other than Repayment Amount and Accrued Interest) when due under the terms of the Facility Documents and such failure set forth in this clause (ii) continues for more than one (1) Business Day after the earlier of such Borrower Party’s or Guarantor’s knowledge of such failure or receipt of notice from Lender of such failure; or

(b)Immediate Representation and Warranty Default. The failure of: (1) any Borrower to perform, comply with or observe any representation, warranty or certification contained in any of Sections 12(c) (Solvency); (f)(a) (Existence); (h) (No Breach); (i) (Action); (k) (Litigation); (l) (Enforceability); (n) (Indebtedness and Other Obligations); (q) (Separateness); (t) (Margin Regulations); (v) (Investment Company Act); (w) (Security Interest); (y) (True Sale); (aa) (True and Complete Disclosure); (bb) (ERISA); (cc) (Plan Assets); (ee) (No Prohibited Persons); or (ff) (No Reliance), in each case, of this Agreement; (2) any Pledgor to perform, comply with or observe any representation, warranty or certification contained in any of Sections 3(a)(i), (c), (e), (f) or (h), in each case, of any Pledge and Security Agreement, or (3) of Guarantor to perform, comply with or observe any representation, warranty or certification contained in any of Sections 10(a) (Solvency); (c)(a) (Existence); (d) (No Breach); (e) (Action); (g) (Enforceability); (h) (Litigation); (j) (Investment Company Act); (k) (No Reliance); (m) (No Prohibited Persons); or (n) (REIT Status) in each case, of the Guaranty; or

(c)Additional Representation and Warranty Defaults. Any representation, warranty or certification made or deemed made herein (other than the representations and warranties specifically referenced in Section 14(b) hereof) or in any other Facility Document by any Borrower Party or Guarantor or any certificate furnished to Lender pursuant to the provisions hereof or thereof or any information with respect to the Collateral or Rental Property furnished in writing by or on behalf of a Borrower Party or Guarantor shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1; unless (A) any Borrower shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made or

(B) any such representations and warranties have been determined in good faith by Lender in its sole discretion to be materially false or misleading on a regular basis) and to the extent such failure is capable of being cured, such failure shall continue unremedied beyond any applicable grace period or, if no grace period applies thereto, ten (10) days after the earlier of such Borrower Party’s or Guarantor’s knowledge of such failure or receipt of notice from Lender of such failure; or

(d)Immediate Covenant Default. The failure of: (1) any Borrower to perform, comply with or observe any term, covenant or agreement contained in any of Sections 13(a)(i), (ii) or (iv) (Existence; Compliance with Law); (j) (Financial Condition Covenants); (k) (No Adverse Selection); (n) (Illegal Activities); (p) (Material Change in Business); (q) (Limitation on Dividends and Distributions); (r) (Disposition of Assets; Liens); (s) (Transactions with Affiliates); (t) (ERISA Matters); (u) (Consolidations, Mergers and Sales of Assets); (w) (Special Purpose Entity); (x) (Actions of Borrower Relating to Liens); (cc) Interest Reserve Amount; (dd) Property Management, (ff) Additional Series or (gg) Insolvency Event, in each case, of this Agreement; (2) any Pledgor to perform, comply with or observe any term, covenant or agreement contained in any of Sections 4(a)(i) or (ii), (g), (h), (i) or (k), in the case, of any Pledge and Security Agreement; (3) of Guarantor to perform, comply with or observe any term, covenant or agreement contained in any of Sections 11(a)(i) or (ii) (Preservation of Existence; Compliance with Law); (e) (Illegal Activities); (f) (Material Change in Business); (g) (Limitation on Dividends and Distributions); or (i) (Financial Covenants; Officer’s Compliance Certificate), in the case, of the Guaranty or (4) REIT Manager to perform, comply with or observe its obligation not to undertake any obligations of the Property Manager with respect to the Financed Rental Properties; or

(e)Additional Covenant Defaults. Any Borrower Party, REIT Manager or Guarantor shall fail to observe or perform any other covenant or agreement contained in the Facility Documents (and not identified in clause (d) of Section 14), and if such default shall be capable of being remedied, such failure to observe or perform shall continue unremedied beyond twenty (20) days after the earlier of such Borrower Party’s, REIT Manager’s or Guarantor’s knowledge of such failure or receipt by such Borrower Party, REIT Manager or Guarantor of notice from Lender of such failure; or

(f)Judgments. A judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered against any Borrower or any Pledgor or $10,000,000 in the aggregate shall be rendered against Guarantor or REIT Manager by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and such party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(g)Cross-Default. Any Borrower Party or Guarantor shall be in default beyond any applicable grace period under (A) any Indebtedness of such Borrower Party or Guarantor which default involves the failure to pay a material matured obligation or permits the acceleration of the maturity of obligations with respect to such Indebtedness, or (B) any other financing, hedging, security or other agreement or contract between any Borrower Party or Guarantor on the one hand, and Lender or any of its Affiliates on the other; or

(h)Insolvency Event. An Insolvency Event shall have occurred with respect to any Borrower Party, Guarantor or REIT Manager; or

(i)Enforceability. For any reason any Facility Document at any time shall not to be in full force and effect in all material respects or shall not be enforceable against any Borrower Party, Guarantor or any Affiliates thereof that are party thereto in all material respects in accordance with its terms, or any Borrower Party or Guarantor shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Lender) shall seek to disaffirm, terminate, limit or reduce its obligations under any Facility Document; or

(j)Liens. Any Borrower or Pledgor shall grant, or suffer to exist, any Lien on any Collateral (except any Lien in favor of Lender and any Permitted Lien) or Pledged Collateral (as such term is defined in the Pledge and Security Agreement), or Lender for any reason ceases to have a valid, first priority security interest in any Collateral or Pledged Collateral (as such term is defined in the Pledge and Security Agreement); provided that the foregoing shall not apply to any Collateral that no longer secures an Advance; or

(k)Material Adverse Effect. A Material Adverse Effect shall have occurred as determined by Lender in its discretion; or

(l)Change in Control. A Change in Control shall have occurred that has not been consented to in writing by Lender and such Change in Control shall not have been unwound, terminated or otherwise made ineffective within thirty (30) days; or
(m)Inability to Perform. Any Borrower Party or Guarantor shall admit its inability to, or its intention not to, perform any of its obligations under the Facility Documents; or

(n)LTV. An LTV Event of Default shall exist for more than two (2) consecutive Business Days; or

(o)Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under Governmental Authority shall have received any judicial or administrative order permitting such Governmental Authority to take any action that is reasonably likely to result in a condemnation, seizure or appropriation, or assumption of custody or control of, all or any substantial part of the Property of any Borrower Party or Guarantor, or shall have taken any action that is reasonably likely to result in the displacement of the management of any Borrower Party or Guarantor or to materially curtail its authority in the conduct of the business of any Borrower Party or Guarantor, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Borrower Party or Guarantor as a buyer, seller, lender or borrower of Rental Properties, and such action shall not have been discontinued or stayed within thirty (30) days; or

(p)Assignment. Assignment or attempted assignment by any Borrower Party or Guarantor of this Agreement or any other Facility Document or any rights hereunder or thereunder without first obtaining the specific written consent of Lender; or

(q)Reserved.

(r)Financial Statements. Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of any Borrower Party or Guarantor as a “going concern” or a reference of similar import; or

(s)Property Manager Termination Event. A Property Manager Termination Event shall have occurred and Borrowers shall not have terminated the Property Manager and transferred the property management of the Financed Rental Properties to a successor property manager that is acceptable to Lender, acting in good faith, within thirty (30) days of such Property Manager Termination Event (or such longer time as may be agreed upon by Lender, acting in good faith); or

(t)REIT Status. Guarantor shall (i) lose its status as a REIT under Section 856 of the Code, (ii) fail to continue to be entitled to the dividends paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service for such year, (iii) enter into any “prohibited transactions” as defined in Sections 857(b)(6)(B)(iii) of the Code (taking into account Sections 857(b)(6)(C), 857(b)(6)(D) and 857(b)(6)(E) of the Code), unless such transaction, either individually or when combined with any other prohibited transaction would not reasonably be expected to be material, or (iv) fail to satisfy any of the income or asset tests required to be satisfied by a REIT (it being understood that the asset test is measured on a quarterly basis and subject to cure under Section 856(c)(4) of the Code).

Section 15.Remedies.

(a)If an Event of Default occurs and is continuing, the following rights and remedies are available to Lender; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Lender in writing:

(i)At the option of Lender, exercised by written notice to Borrowers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of any Borrower Party or Guarantor), all Secured Obligations shall be deemed immediately due and payable (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repayment Date”).

(ii)If Lender exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A)(1) Borrowers’ obligations to repay all Advances at the Aggregate Repayment Amount shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by Lender and applied to the aggregate unpaid Aggregate Repayment Amount and any other amounts owed by Borrowers hereunder, and (3) Borrowers shall immediately deliver to Lender any Financed Rental Properties securing the Advances then in Borrowers’ possession or control, including Rental Property; and

(B)to the extent permitted by applicable law, the Repayment Amount with respect to each such Advance (determined as of the Accelerated Repayment Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis (as applicable) for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repayment Amount as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repayment Amount for such Advance as of the Repayment Date as determined pursuant to subsection (a)(i) of this Section.

(iii)Lender shall have the right to obtain physical possession of all files of each Borrower Party relating to the Financed Rental Properties and the Collateral and all documents relating to the Financed Rental Properties and the Rental Property related thereto which are then or may thereafter come in to the possession of any Borrower Party or any third party acting for such Borrower Party and each Borrower Party shall deliver to Lender such assignments as Lender shall request. Lender shall be entitled to specific performance of all agreements of any Borrower Party and Guarantor contained in the Facility Documents.

(iv)Lender, or Lender through its Affiliates or designees, may (A) foreclose any Mortgage in part or in full, (B) sell, at a public or private sale at such price or prices as Lender may reasonably deem satisfactory any or all of the Financed Rental Properties and Collateral or (C) in its sole discretion elect, in lieu of selling all or a portion of such Financed Rental Properties and Collateral, to retain such Financed Rental Properties and Collateral and give Borrowers credit for such Financed Rental Properties in an amount equal to the Market Value of the related Rental Property (as determined and adjusted by Lender in its discretion, giving such weight to the BPO Value of such Rental Property as Lender deems appropriate in its discretion) against the Aggregate Repayment Amount for all Advances and any other amounts owing by Borrowers under the Facility Documents. The proceeds of any disposition of Financed Rental Properties and Collateral effected pursuant to the foregoing shall be applied as determined by Lender to satisfy the Secured Obligations hereunder in full, and any remaining amounts shall be distributed to Borrowers.

(v)Borrowers shall be liable to Lender for (A) the amount of all actual expenses, including legal fees and expenses, actually incurred by Lender in connection with or as a consequence of an Event of Default, (B) all actual costs incurred in connection with covering transactions or hedging transactions, and (C) any other actual loss, damage, cost or expense arising or resulting from the occurrence of an Event of Default.

(b)Borrowers acknowledge and agree that (A) in the absence of a generally recognized source for prices or bid or offer quotations for any Financed Rental Properties and Collateral, Lender may establish the source therefor in its sole discretion and (B) all prices, bids and offers shall be determined together with accrued Income. Borrowers recognize that it may not be possible to purchase or sell all of the Financed Rental Properties and Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Financed Rental Properties and Collateral may not be liquid at such time. In view of the nature of the Financed Rental Properties and Collateral, Borrowers agree that liquidation of the Financed Rental Properties and Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Lender may elect, in its sole discretion, the time and manner of liquidating any Financed Rental Properties and Collateral, and nothing contained herein shall (A) obligate Lender to liquidate any Financed Rental Properties and Collateral on the occurrence and during the continuance of an Event of Default or to liquidate all of the Financed Rental Properties and Collateral in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Lender. Lender may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default and at any time thereafter without notice to any Borrower. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Lender may have.

(c)Lender may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Borrower hereby expressly waives any defenses such Borrower might otherwise have to require Lender to enforce its rights by judicial process. Each Borrower also waives any defense (other than a defense of payment or performance) such Borrower might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies. Each Borrower recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(d)Without limiting the rights of Lender hereto to pursue all other legal and equitable rights available to Lender for any Borrower’s failure to perform its obligations under this Agreement, each Borrower acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Lender shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Lender from pursuing any other remedies for such breach, including the recovery of monetary damages.

(e)Lender shall have, in addition to its rights and remedies under the Facility Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Lender and any Borrower Party. Without limiting the generality of the foregoing, Lender shall be entitled to set off the proceeds of the liquidation of the Financed Rental Properties and Collateral against all of the Secured Obligations owed to Lender, whether or not such obligations are then due, without prejudice to Lender’s right to recover any deficiency.

Section 16.Indemnification and Expenses.

(a)Each Borrower agrees to hold Lender, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct. This Section 16(a) shall not apply with respect to Taxes other than Taxes that represent losses, damages, claims, costs and expenses arising from any non-Tax claim. Without limiting the generality of the foregoing, each Borrower agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Collateral, including Rental Property, which, in each case, results from anything other than the Indemnified Party’s fraud, bad faith, gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of any Collateral, each Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from such Borrower. Each Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of Lender’s rights under this Agreement, the Note, any other Facility Document or any transaction contemplated hereby or thereby, including the fees and disbursements of its counsel.

(b)Each Borrower agrees to pay as and when billed by Lender all of the out-of-pocket costs and expenses incurred by Lender in connection with the development, preparation, execution and enforcement of, and any amendment, supplement or modification to, this Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith, including reasonable legal fees and expenses; provided that Borrowers’ collective reimbursement obligation under this Section 16(b) with respect to Lender’s legal fees incurred in connection with the development, preparation and execution of the Facility Documents on or prior to the Closing Date shall be capped at the Legal Fee Cap or such other amount as may be mutually agreed among Borrowers and Lender. Each Borrower agrees to pay as and when billed by Lender all of the costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including filing fees and all the reasonable fees and disbursements and expenses of counsel to Lender which amount shall be deducted from the Advance Amount advanced for the first Advance hereunder. Subject to the limitations set forth in Section 19 hereof, each Borrower agrees to pay Lender all the reasonable due diligence, inspection, testing and review costs and expenses incurred by Lender with respect to Rental Property pledged by Borrowers to secure Advances under this Agreement, including those out-of-pocket costs and expenses incurred by Lender pursuant to Sections 16(b) and 19 hereof.

(c)Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the Collateral, the obligations of Borrowers from time to time to pay the Repayment Amount, the Accrued Interest, and all other amounts due under this Agreement shall be full recourse obligations of Borrowers.

Section 17.Property Management.

(a)Borrowers, on Lender’s behalf, shall contract with one or more Property Managers to manage each Rental Property consistent with the degree of skill and care that such Property Managers customarily require with respect to similar Rental Property owned or managed by such Property Managers and in accordance with Accepted Property Management Practices. Property Manager shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its management responsibilities hereunder and (iii) not impair the rights of Lender in any Rental Property or any payment thereunder.

(b)[Reserved]

(c)Borrowers shall and shall cause the applicable Pledgor to hold or cause to be held all escrow funds with respect to any Financed Rental Properties in one or more Borrower Operating Accounts and apply the same for the purposes for which such funds were collected.

(d)Borrowers shall cause the applicable Pledgor to deposit and remit all Income received by such Pledgor on account of the Financed Rental Properties in strict accordance with the provisions of Section 5(a) hereof.

(e)Upon the occurrence of (i) an Event of Default hereunder or (ii) a Property Manager Termination Event, Lender shall have the right to immediately terminate the Property Manager’s right to manage the Rental Property without payment of any penalty or termination fee and to deliver to each Tenant a Tenant Instruction Notice and to each Subcontractor a Subcontractor Instruction Notice. Borrowers shall cooperate in transferring the management of the Rental Property to a successor Property Manager appointed by Lender in its sole discretion.

(f)If any Borrower should discover that, for any reason whatsoever, any entity responsible to Borrower by contract for managing any such Rental Property has failed to perform fully such Borrower’s obligations under the Facility Documents or any of the obligations of such entities with respect to the Rental Property, such Borrower shall promptly notify Lender.

Section 18.Recording of Communications.

Lender and Borrower Parties shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Advances upon notice to the other party of such recording.
Section 19.Due Diligence.

(a)Each Borrower acknowledges that Lender has the right to perform continuing due diligence reviews on all proposed Rental Properties and Financed Rental Properties, each Borrower Party and Guarantor, including financial information, organization documents, business plans, purchase agreements and underwriting purchase models for each pool of Rental Properties, for purposes of verifying compliance with the representations, warranties and specifications made hereunder or otherwise, and each Borrower agrees that (i) upon reasonable prior notice to Borrowers, unless an Event of Default shall have occurred, in which case no notice is required, Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of the Property Files and any and all documents, records, agreements, instruments or information relating to such Rental Property (the “Due Diligence Documents”) in the possession or under the control of any Borrower Party and/or Guarantor and/or the Custodian, or (ii) upon reasonable request, Borrowers shall create and deliver to Lender within five (5) Business Days of such request, an electronic copy via email to Wholeloandesksecure-am@nomura.com, in a format acceptable to Lender, of such Due Diligence Documents as Lender may request. Borrowers also shall make available, and cause each other Borrower Party and Guarantor to make available, to Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Property Files and the Rental Property.

(b)Borrowers agree to pay all reasonable out‑of‑pocket costs and expenses incurred by Lender in connection with Lender’s activities pursuant to this Section 19; provided that prior to the occurrence of an Event of Default that is continuing, Borrowers shall not be obligated to pay to Lender more than the applicable Due Diligence Cap in connection with (x) Lender’s due diligence of (x) proposed Rental Properties and Financed Rental Properties under this Section 19 (with the exception of any costs incurred in connection with (i) obtaining BPOs in respect of such Rental Property in accordance with this Agreement, (ii) the lien and litigation searches conducted from time to time on Rental Properties that are Eligible Non-Mortgaged Rental Properties, or (iii) the costs incurred in connection with the review of the Lender’s Title Insurance Policies procured with respect to the Financed Rental Properties that are subject to a Mortgage, none of which costs shall be subject to the Due Diligence Cap) and (y) Lender’s due diligence reviews of Borrower Parties and Guarantor.

(c)Without limiting the generality of the foregoing, each Borrower acknowledges that Lender may make Advances (including Incremental Advances) to Borrowers secured by Collateral based solely upon the information provided by Borrowers to Lender in the Asset Schedule and the representations, warranties and covenants contained herein, and that Lender, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Rental Properties pledged to secure an Advance, including (i) ordering BPOs, new credit reports, lien searches and new appraisals on the related Rental Property, (ii) conducting diligence on a Sample Set, which diligence shall include a review of the BPOs for such Sample Set,

(iii) conducting lien and litigation searches from time to time on Rental Properties that are Eligible Non-Mortgaged Rental Properties, (iv) otherwise re‑generating the information used to originate such Rental Property, and (v) perform limited underwriting of the Rental Properties to confirm (x) that the costs of Improvements previously incurred with respect to a Rental Property are reflected in the current BPO Value of such Rental Property and (y) with respect to Stabilized Rental Properties, that the related Tenant is occupying the Rental Property. Each Borrower agrees to and, to the extent it controls such other Borrower Party, agrees to cause each other Borrower Party and any third party underwriter in connection with such underwriting, to provide Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Rental Property in the possession, or under the control, of such Borrower.

Section 20.Assignability.

(a)The rights and obligations of the parties under this Agreement, the Note and under any Advance shall not be assigned by any Borrower without the prior written consent of Lender. Subject to the foregoing, this Agreement, the Note and any Advance shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Lender may, upon at least five (5) Business Days’ notice to Borrowers, from time to time assign all or a portion of its rights and obligations under this Agreement, the Note and the other Facility Documents to any Eligible Person pursuant to executed assignment and acceptance by Lender and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Lender hereunder, and (b) Lender shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents. Anything herein to the contrary notwithstanding, no Eligible Person shall be entitled to receive any greater amount hereunder than Lender would be entitled to receive. Unless otherwise stated in the Assignment and Acceptance, Borrower Parties shall continue to take directions solely from Lender unless otherwise notified by Lender in writing. Lender may distribute to any prospective assignee any document or other information delivered to Lender by Borrower Parties.

(b)Lender, upon at least five (5) Business Days’ notice to Borrowers, may sell participations to one or more Eligible Persons in or to all or a portion of its rights and obligations under this Agreement to any Eligible Person; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower Parties shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Facility Documents except as provided in Section 7; provided that no such restrictions shall apply with respect to any sale to any Affiliate of Lender or if an Event of Default has occurred and is continuing; and provided further that Lender shall act as agent for all purchasers, assignees and point of contact for Borrowers pursuant to agency provisions to be agreed upon by Lender, its intended purchasers and/or assignees and Borrowers. Borrowers agree that each participant shall be entitled to the benefits of Sections 6 and 7 (subject to the requirements and limitations therein, including the requirements under Section 7(e) (it being understood that the documentation required under Section 7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such participant shall not be entitled to receive any greater payment under Sections 6 or 7 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Requirement of Law that occurs after the participant acquired the applicable participation. Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 20, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to any Borrower Party or any of its Subsidiaries or to any aspect of the Advances that has been furnished to Lender by or on behalf of any Borrower Party or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement.

(c)In the event Lender assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in loan agreements for similar syndicated lending facilities.

(d)Lender hereby agrees that it shall, endorse the Note to reflect any assignments made pursuant to this Section 20 or otherwise.

(e)Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lender (including any successor, assignee or participant), and the percentage of such rights and obligations assigned (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f)The Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the percentage of such rights and obligations of each Participant hereunder (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest herein) to any Person except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 21.Transfer. From and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Lender under this Agreement. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this Section 21 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 20(b) hereof.

Section 22.Tax Treatment. Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat each Advance as indebtedness of Borrowers that is secured by the Collateral and that the Collateral is owned by Borrowers in the absence of a Default by Borrowers. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 23.Set-Off.

(a)In addition to any rights and remedies of Lender hereunder and by law, Lender shall have the right, without prior notice to Borrowers, any such notice being expressly waived by Borrowers to the extent permitted by applicable law to set-off and appropriate and apply against any obligation from Borrowers to Lender or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Lender or any Affiliate thereof to or for the credit or the account of Borrowers. Lender agrees promptly to notify Borrowers after any such set‑off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set‑off and application.

(b)Lender shall at any time have the right, in each case until such time as Lender determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Lender would otherwise be obligated to pay, remit or deliver to any Borrower hereunder if an Event of Default has occurred.

Section 24.Terminability

. Each representation and warranty made or deemed to be made by a Borrower receiving an Advance, herein or pursuant hereto shall survive the making of such representation and warranty, and Lender shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Advance was made. The obligations of each Borrower under Section 16 hereof shall survive the termination of this Agreement.

Section 25.Notices And Other Communications. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy, electronic mail or other electronic means) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telecopy, electronic mail or other electronic means or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

Section 26.Entire Agreement; Severability; Single Agreement.

(a)This Agreement, together with the Facility Documents, constitute the entire understanding between Lender and each Borrower with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for loan transactions involving Financed Rental Properties. By acceptance of this Agreement, Lender and each Borrower acknowledges that it has not made, and is not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

(b)Lender and each Borrower acknowledges that, and has entered hereinto and Lender will make each Advance hereunder in consideration of and in reliance upon the fact that, all Advances made by Lender hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Advances made by Lender hereunder. Accordingly, each of Lender and each Borrower agrees (i) to perform all of its obligations in respect of each Advance, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Advances hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Advance against obligations owing to them in respect of any other Advance hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Advance shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Advances hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

Section 27.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTION

5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.

Section 28.SUBMISSION TO JURISDICTION; WAIVERS. LENDER AND EACH BORROWER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED;

(d)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)LENDER AND EACH BORROWER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 29.No Waivers, etc. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by Lender in writing.

Section 30.Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.

(a)Borrowers hereby acknowledge that Lender has made the Advances to Borrowers upon, among other things, the security of its collective interest in the Financed Rental Properties and in reliance upon the aggregate of the Financed Rental Properties taken together being of greater value as collateral security than the sum of each Financed Rental Property taken separately. Borrowers agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Financed Rental Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)To the fullest extent permitted by law, each Borrower for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower, Borrower’s partners or members and of the Financed Rental Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Facility Documents to a sale of the Financed Rental Properties for the collection of the Secured Obligations without any prior or different resort for collection or of the right of Lender to the payment of the Secured Obligations out of the net proceeds of the Financed Rental Properties in preference to every other claimant whatsoever. In addition, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrowers which would require the separate sale of the Financed Rental Properties or require Lender to exhaust its remedies against any Financed Rental Property or any combination of the Financed Rental Properties before proceeding against any other Financed Rental Property or combination of Financed Rental Properties; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Financed Rental Properties.

Section 31.Confidentiality.

(a)Lender and each Borrower hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Facility Documents or the transactions contemplated thereby (collectively, the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to disclose to its Affiliates and its and their legal counsel, accountants, auditors, or taxing authorities, (ii) it is required by governmental agencies, regulatory bodies or other legal, governmental or regulatory process, (iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iv) an Event of a Default has occurred and Lender determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Collateral or otherwise to enforce or exercise Lender’s rights hereunder; provided that Guarantor may disclose the fact that Nomura Corporate Funding Americas LLC is the lender hereunder in its 8-K filings and may disclose this Agreement and the Guaranty in its 10-Q filings; provided further that no Borrower nor Guarantor or any Affiliate thereof shall, without the written consent of Lender, make any communication, press release, public announcement or statement in any way connected to the existence or terms of this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby, except where such communication or announcement is expressly required by law or regulation, in which event Guarantor will consult with Lender and Guarantor and Lender shall cooperate with each other with respect to the wording of any such disclosure or announcement; provided further that no Borrower nor Guarantor or any Affiliate thereof shall, without the written consent of Lender (which consent may be granted or withheld in Lender’s sole discretion), disclose the Pricing Side Letter, except, where such disclosure is expressly required by law or regulation. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Advances, any fact relevant to understanding the federal, state and local tax treatment of the Advances, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that neither Lender nor any Borrower may disclose the name of or identifying information with respect to Lender (in the case of Borrowers) or any Borrower (in the case of Lender) or any pricing terms (including the Interest Rate, Advance Rate and Advance Amount), LTV or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Advances and is not relevant to understanding the federal, state and local tax treatment of the Advances, without the prior written consent of Lender or such Borrower, as applicable. The provisions set forth in this Section 31 shall survive the termination of this Agreement.

(b)Notwithstanding anything in this Agreement to the contrary, Lender and each Borrower shall comply with all applicable local, state and federal laws, including all privacy and data protection law, rules and regulations that are applicable to the Collateral and/or any applicable terms of this Agreement (the “Confidential Information”). Lender and each Borrower understand that the information provided by one party to another regarding the Collateral and the transactions contemplated hereunder may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Lender and each Borrower agree to maintain such nonpublic personal information that such party receives hereunder in accordance with the GLB Act and other applicable federal, state and local privacy and data protection laws. Lender and each Borrower shall (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” (as defined in the GLB Act) of Lender or any Borrower, as applicable, or any Affiliate of any of the foregoing which Lender or any such Borrower holds, (b) protect against any anticipated threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Lender and each Borrower shall notify the applicable party promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Lender or any Borrower, as applicable, or any Affiliate of any of the foregoing provided directly to such party. Lender and each Borrower shall provide such notice to the applicable party by personal delivery, by facsimile with confirmation of receipt, by electronic mail or by overnight courier with confirmation of receipt to the applicable requesting individual.

Section 32.Conflicts. In the event of any conflict between the terms of this Agreement and any other Facility Document, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, second, the terms of this Agreement shall prevail, and then the terms of the Facility Documents shall prevail.

Section 33.Authorizations. Any of the persons whose signatures and titles appear on Schedule 2 are Authorized Representatives, acting singly, to act for Borrowers or Lender under this Agreement.

Section 34.Miscellaneous.

(a)Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Counterparts may be delivered electronically.

(b)Captions. The captions and headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(c)Acknowledgment. Each Borrower hereby acknowledges that:

(i)it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Note and the other Facility Documents;

(ii)Lender has no fiduciary relationship to any Borrower Party; and

(iii)no joint venture exists between Lender and any Borrower Party.

(d)Documents Mutually Drafted. Borrowers and Lender agree that this Agreement and each other Facility Document prepared in connection with the Advances set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

Section 35.General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(b)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c)references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated;

(h)any reference in any Facility Document to Lender’s discretion shall mean, unless otherwise expressly stated herein or therein, Lender’s sole discretion, exercised in good faith; and

(i)all references herein or in any Facility Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

Section 36.Joint and Several Liability.

(a)At all times when there is more than one Borrower under this Agreement, each Borrower hereby acknowledges and agrees that (i) each Borrower shall be jointly and severally liable for and hereby guarantees to Lender to the maximum extent permitted by Requirements of Law for the full and prompt payment and performance of all Secured Obligations, (ii) the liability of each Borrower for such guaranty (A) shall be absolute and unconditional and shall remain in full force and effect (or be reinstated) until all Secured Obligations shall have been paid in full and the expiration of any applicable preference or similar period pursuant to the Bankruptcy Code or other similar debtor relief laws, or at law or in equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by Lender, and (B) until such payment has been made, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of any Borrower, (1) the waiver, compromise, settlement, release, termination or amendment (including any extension or postponement of the time for payment or performance or renewal or refinancing) of any of the Secured Obligations, (2) the failure to give notice to Borrower of the occurrence of an Event of Default, (3) the release, substitution or exchange by Lender of any Collateral (whether with or without consideration) or the acceptance by Lender of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Secured Obligations, whether by Lender or in connection with any Insolvency Event affecting any Borrower or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Secured Obligations or any part thereof, or (5) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Section 36, result in the release or discharge of any Borrower or all Borrowers from the performance or observance of any Secured Obligation, (iii) Lender shall not be required first to initiate any suit or to exhaust its remedies against any Borrower or any other Person to become liable, or against any of the Collateral, in order to enforce the Facility Documents and each Borrower expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Borrower shall be and remain directly and primarily liable for all sums due under any of the Facility Documents, (iv) when making any demand hereunder against any Borrower, Lender may, but shall be under no obligation to, make a similar demand on any other Borrower, and any failure by Lender to make any such demand or to collect any payments from any other Borrower, or any release of any such other Borrower shall not relieve any Borrower in a respect of which a demand or collection is not made or any Borrower not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Lender against any Borrower, and (v) on disposition by Lender of any property encumbered by any Collateral, each Borrower shall be and shall remain jointly and severally liable for any deficiency.

(b)To the extent that any Borrower (the “paying Borrower”) pays more than its proportionate share of any payment made hereunder, the paying Borrower shall be entitled to seek and receive contribution from and against any other Borrower that has not paid its proportionate share; provided, that the provisions of this Section 36 shall not limit the duties, covenants, agreements, obligations and liabilities of any Borrower to Lender, and, notwithstanding any payment or payments made by the paying Borrower hereunder or any setoff or application of funds of the paying Borrower by Lender, the paying Borrower shall not be entitled to be subrogated to any of the rights of Lender against any other Borrower or any collateral security or guarantee or right of setoff held by Lender, nor shall the paying Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by the paying Borrower hereunder, until all Secured Obligations are paid in full. If any amount shall be paid to the paying Borrower on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Borrower in trust for Lender, segregated from other funds of the paying Borrower, and shall, forthwith upon receipt by the paying Borrower, be turned over to Lender in the exact form received by the paying Borrower (duly indorsed by the paying Borrower to Lender, if required), to be applied against the Secured Obligations, whether matured or unmatured, in such order as Lender may determine.

(c)The Secured Obligations are full recourse obligations to each Borrower, and each Borrower hereby forever waives, demises, acquits and discharges any and all defenses, and shall at no time assert or allege any defense, to the contrary.

Section 37.Amendment and Restatement. The terms and provisions of the Existing Agreement shall be amended and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to, and shall not, effect a novation of any of the obligations of the parties to the Existing Agreement, but merely an amendment and restatement of the terms governing such obligations.

[THIS SPACE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOLLOW]

Signature Page to Loan and Security Agreement

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

LENDER:

NOMURA CORPORATE FUNDING AMERICAS, LLC

By:	/s/ Gordon G. Sweezy
Name: Gordon G. Sweezy
Title: Managing Director

Address for Notices:

Nomura Corporate Funding Americas, LLC
Worldwide Plaza
309 West 49th Street
New York, New York 10019-7316
Tel: 212.667.1578
Fax: 646.587.1582
Attn: Michael Rogozinski
Email: michael.rogozinski@nomura.com

With copies to:

Nomura Corporate Funding Americas, LLC
Worldwide Plaza
309 West 49th Street
New York, New York 10019-7316
Tel: 212.667.1324
Fax: 646.587.1325
Attn: Charuti Patel
Email: charuti.patel@nomura.com

Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Tel: 212.210.9428
Fax: 212.922.3895
Attn: Aimee Cummo, Esq.
Email: aimee.cummo@alston.com

Signature Page to Loan and Security Agreement

BORROWERS:

ARLP REO I, LLC, on behalf of itself and each of its Series

By: ARLP I, LLC, as manager

By: Altisource Residential, L.P., its manager

By: Altisource Residential GP, LLC, its general partner

By: Altisource Residential Corporation, its sole member

By:	/s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer

Address for Notices:

ARLP REO I, LLC
c/o Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-0523
Email: Stephen.gray@AltisourceAMC.com

Signature Page to Loan and Security Agreement

ARLP REO II, LLC, on behalf of itself and each of its Series

By: ARLP I, LLC, as manager

By: Altisource Residential, L.P., its manager

By: Altisource Residential GP, LLC, its general partner

By: Altisource Residential Corporation, its sole member

By:	/s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer

Address for Notices:

ARLP REO II, LLC
c/o Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-0523
Email: Stephen.gray@AltisourceAMC.com

Signature Page to Loan and Security Agreement

ARLP REO III, LLC, on behalf of itself and each of its Series

By: ARLP I, LLC, as manager

By: Altisource Residential, L.P., its manager

By: Altisource Residential GP, LLC, its general partner

By: Altisource Residential Corporation, its sole member

By:	/s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer

Address for Notices:

ARLP REO III, LLC
c/o Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-0523
Email: Stephen.gray@AltisourceAMC.com

Signature Page to Loan and Security Agreement

ARLP REO IV, LLC, on behalf of itself and each of its Series

By: ARLP I, LLC, as manager

By: Altisource Residential, L.P., its manager

By: Altisource Residential GP, LLC, its general partner

By: Altisource Residential Corporation, its sole member

By:	/s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer

Address for Notices:

ARLP REO IV, LLC
c/o Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-0523
Email: Stephen.gray@AltisourceAMC.com

Signature Page to Loan and Security Agreement

ARLP REO V, LLC, on behalf of itself and each of its Series

By: ARLP I, LLC, as manager

By: Altisource Residential, L.P., its manager

By: Altisource Residential GP, LLC, its general partner

By: Altisource Residential Corporation, its sole member

By:	/s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer

Address for Notices:

ARLP REO V, LLC
c/o Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-0523
Email: Stephen.gray@AltisourceAMC.com

Signature Page to Loan and Security Agreement

ARLP REO VI, LLC, on behalf of itself and each of its Series

By: ARLP I, LLC, as manager

By: Altisource Residential, L.P., its manager

By: Altisource Residential GP, LLC, its general partner

By: Altisource Residential Corporation, its sole member

By:	/s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer

Address for Notices:

ARLP REO VI, LLC
c/o Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-0523
Email: Stephen.gray@AltisourceAMC.com

Signature Page to Loan and Security Agreement

ARLP REO VII, LLC, on behalf of itself and each of its Series

By: ARLP I, LLC, as manager

By: Altisource Residential, L.P., its manager

By: Altisource Residential GP, LLC, its general partner

By: Altisource Residential Corporation, its sole member

By: /s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer

Address for Notices:

ARLP REO VII, LLC
c/o Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-0523
Email: Stephen.gray@AltisourceAMC.com

Signature Page to Loan and Security Agreement

ARLP REO 400, LLC, on behalf of itself and each of its Series

By: ARLP I, LLC, as manager

By: Altisource Residential, L.P., its manager

By: Altisource Residential GP, LLC, its general partner

By: Altisource Residential Corporation, its sole member

By:	/s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer

Address for Notices:

ARLP REO 400, LLC
c/o Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-0523
Email: Stephen.gray@AltisourceAMC.com

Signature Page to Loan and Security Agreement

ARLP REO 500, LLC, on behalf of itself and each of its Series

By: ARLP I, LLC, as manager

By: Altisource Residential, L.P., its manager

By: Altisource Residential GP, LLC, its general partner

By: Altisource Residential Corporation, its sole member

By:	/s/ Kenneth D. Najour
Name: Kenneth D. Najour
Title: Chief Accounting Officer

Address for Notices:

ARLP REO 500, LLC
c/o Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, USVI 00820
Attention: General Counsel
Phone Number: 770-644-7450
Fax Number: 340-692-0523
Email: Stephen.gray@AltisourceAMC.com

Signature Page to Loan and Security Agreement

SCHEDULE 1
REPRESENTATIONS AND WARRANTIES RE: RENTAL PROPERTY

Each Borrower makes the following representations and warranties to Lender with respect to each Rental Property as of the related Advance Date and at all times while the Rental Property secures an Advance hereunder. With respect to those representations and warranties which are made to such Borrower’s knowledge or to the best of such Borrower’s knowledge, if it is discovered by such Borrower or Lender that the substance of such representation and warranty is inaccurate, notwithstanding such Borrower’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.
(a)Eligibility. Such Rental Property is an Eligible Rental Property.

(b)Property File. All documents required to be delivered as part of the Property File in accordance with the Custodial Agreement, have been delivered to the Custodian and all information contained in the related Asset Schedule Property File (or as otherwise provided to Lender) in respect of such Rental Property is accurate and complete in all material respects.

(c)Ownership. Such Borrower is the sole owner and holder of the Rental Property and the Property Management Rights related thereto. Borrower has not assigned or pledged the Rental Property and the related Property Management Rights.

(d)Rental Property as Described. The information set forth in the Asset Schedule with respect to the data fields identified on Exhibit E is complete, true and correct in all material respects (the “Data Representation”). The information set forth in the Asset Schedule accurately reflects information contained in such Borrower’s records in all material respects. All other information or data (other than the information set forth on the Asset Schedule) furnished by, or on behalf of, Borrowers to Lender with respect to each Rental Property is complete, true and correct in all material respects. All information contained in the related Underwriting Package in respect of the Rental Property is accurate and complete in all material respects.

(e)Owner’s Title Insurance Policy. The related Property Files contain, for such Rental Property, an owner’s title insurance policy insuring the good and marketable fee ownership by the related Borrower of such Rental Property or a title commitment for such a policy issued by a nationally recognized title insurer, and such Borrower has not been notified in writing of any fact that would lead a reasonable person to believe that Lender cannot obtain similar insurance from a nationally recognized title insurer (without additional exceptions to coverage) upon payment of the applicable premium. The related Borrower is the sole insured of such owner’s title insurance policy, and such owner’s title insurance policy is in full force and effect and will be in full force and effect upon the pledge of the Rental Property to Lender and all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder. Neither the related Borrower nor, to the knowledge of the related Borrower, Property Manager has, by act or omission, done anything that would materially impair the coverage under such policy. No claims have been made under such owner’s title insurance policy, and the related Borrower has not done, by act or omission, anything which would impair the coverage of such owner’s title insurance policy.

Schedule 1 - 1

(f)Deed. The Property File for such Rental Property includes a Deed for such Rental Property conveying the Rental Property to the applicable Borrower, with vesting in the actual name of such Borrower and either evidence that such Deed has been duly recorded or certification from a Responsible Officer of the applicable Borrower that such Deed has been submitted for recordation to the applicable recording office.

(g)Compliance with Requirements of Law. To the best of the related Borrower’s knowledge, such Rental Property (including the leasing and intended use thereof) complies in all material respects with all applicable Requirements of Law, including all applicable anti-discrimination laws and landlord-tenant laws, building and zoning ordinances and codes and all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of the Rental Property, have been obtained and are in full force and effect. There is no consent, approval, order or authorization of, and no filing with or notice to, any court or Governmental Authority related to the operation, use or leasing of the Rental Property that has not been obtained. There has not been committed by any Borrower Party or to the knowledge of the related Borrower, by any other Person in occupancy of or involved with the operation, use or leasing of the Rental Property any act or omission affording any Governmental Authority the right of forfeiture as against the Rental Property or any part thereof.

(h)Taxes, Assessments and Other Charges. To the best of the related Borrower’s knowledge, all taxes, homeowner or similar association fees, charges, and assessments, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents with respect to such Rental Property which previously became due and owing have been paid. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Requirements of Law in connection with the transfer of such Rental Property to the applicable Borrower have been paid or are being paid simultaneously with the making of the relevant Advance.

(i)No Litigation. There is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to such Borrower or any of its Subsidiaries with respect to the Rental Property that could reasonably be expected to materially and adversely affect the value of the Rental Property or the related Borrower. Neither the related Borrower nor, to the knowledge of the related Borrower, Property Manager has received notice from any Person (including without limitation any Governmental Authority) that the Rental Property owned by such Borrower is subject to any consumer litigation which could have a material and adverse effect on the value of the Rental Property.

(j)Hazard Insurance. All buildings or other customarily insured improvements upon the Rental Property (including loss of Rental Proceeds with respect to the Rental Property) are insured by an insurer against loss by fire, hazards of extended coverage and such other hazards in an amount not less than the lesser of the related BPO Value and the replacement value of such Rental Property.

(k)Flood Insurance. If the Improvements on the Rental Property were in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards at the time Borrower acquired such Rental Property, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing commercially reasonable coverage.

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(l)No Mechanics’ Liens. There are no valid and enforceable mechanics’ or similar liens or claims which have been filed for work, labor or material affecting the related Rental Property that are overdue for more than thirty (30) days, except for mechanics’ or similar liens or claims that are overdue for more than thirty (30) days in an aggregate amount of less than 5% of the BPO Value of such Rental Property.

(m)No Damage. Except as disclosed in the related Asset Schedule, to the best of the related Borrower’s knowledge, the Rental Property is undamaged by water, fire, earthquake, earth movement other than earthquake, windstorm, flood, tornado, defective construction materials or work, or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances) which would cause such Rental Property to become uninhabitable.

(n)No Condemnation. To the best of the related Borrower’s knowledge, there is no proceeding pending, or threatened, for the total or partial condemnation of the Rental Property.

(o)Environmental Matters. There is no pending action or proceeding directly involving the Rental Property in respect of an Environmental Issue. Additionally, (1) there is no condition affecting the Rental Property (x) relating to lead paint, radon, asbestos or other hazardous materials, (y) requiring remediation of any condition or (z) relating to a claim which could impose liability upon, diminish rights of or otherwise adversely affect Lender and (2) the related Borrower prior to the related Advance Date has delivered or caused to be delivered to Lender a Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards for the Rental Property in a form acceptable to Lender to the extent required by applicable law.

(p)Location and Type of Rental Property. Each Rental Property is located in the U.S. or a territory of the U.S. and consists of a one- to four-unit residential property, which may include, but is not limited to, a single-family dwelling, townhouse, condominium unit, or unit in a planned unit development. No Rental Property is a manufactured home.

(q)Recordation. The related Deed is in recordable form and is acceptable in all respects for recording under the laws of the jurisdiction in which the Property is located and has been delivered for recordation to the appropriate recording office. The related Deed has been initially recorded or sent for recordation in the name of such Borrower.

(r)No Consents. Other than consents and approvals obtained as of the related Advance Date or those already granted in the documents governing such Rental Property, no consent or approval by any Person is required in connection with such Borrower’s acquisition of such Rental Property, for Lender’s exercise of any rights or remedies in respect of such Rental Property or for Lender’s sale, pledge or other disposition of such Rental Property. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Rental Property. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over such Borrower is required for any transfer or assignment by the holder of such Rental Property.

(s)No Fraudulent Acts. No fraudulent acts were committed by such Borrower in connection with the acquisition of such Rental Property nor were any fraudulent acts committed by any Person in connection with the acquisition of such Rental Property.

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(t)Acquisition of Rental Property. With respect to each such Rental Property, (i) such Rental Property was (x) acquired by Borrower under a Purchase Agreement or (y) has been approved as an Eligible Rental Property by Lender in its sole and absolute discretion, and (ii) with respect to each such Rental Property, prior to the related Advance Date, Custodian shall have received the complete, related Property File in accordance with the Custodial Agreement and such Property File shall not have been released from the possession of the Custodian for longer than the time periods permitted under the Custodial Agreement.

(u)Tenant and Leasing Matters. The related Borrower is the owner and lessor of landlord’s interest in the related Lease Agreement. No Person has any possessory interest in the Rental Property or right to occupy the same except under and pursuant to the provisions of the related Lease Agreement. The related Lease Agreement is in full force and effect (other than any Lease Agreement that expires in accordance with its terms). There are no defaults by the related Borrower or any Tenant under such Lease Agreement, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under such Lease Agreement. Except as such Borrower (or Property Manager acting on behalf of such Borrower) acting in its reasonable business judgment may otherwise determine, such Borrower has not waived any material default, breach, violation or event of acceleration by the related Tenant existing under such Lease Agreement related to such Rental Property. All work to be performed by such Borrower under such Lease Agreement has been performed as required, and such Borrower has not been notified in writing that the applicable Tenant under such Lease Agreement has not accepted or has contested the completion of such work, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by such Borrower to the related Tenant have already been received by such Tenant. The related Tenant under such Lease Agreement does not have a right or option pursuant to such Lease Agreement or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. The Lease Agreement is terminable upon the occurrence of a material default by the related Tenant after the expiration of any notice period required by applicable Requirements of Law. The rent amount and Tenant name indicated on the related Lease Agreement match the rent amount and Tenant name on the rent roll report provided to Lender with respect to such Rental Property.

(v)Reserved.

(w)Utilities and Public Access. The Rental Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to manage the Rental Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Rental Property are located either in the public right-of-way abutting the Rental Property or in recorded easements serving the Rental Property and such easements are set forth in and insured by the ALTA owner’s title insurance policy. All roads necessary for the use of the Rental Property for its current purpose have been completed, are physically open and are dedicated to public use.

(x)Separate Lots. The Rental Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Rental Property.

(y)Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Rental Property by the related Borrower as a residential rental property, have been obtained and are in full force and effect and are not subject to revocation, suspension or

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forfeiture. The use being made of the Rental Property is in conformity with the certificate of occupancy issued for the Rental Property, if a certificate of occupancy is required by law.

(z)Boundaries. All of the Improvements which were included in determining the appraised value of the Rental Property lie wholly within the boundaries and building restriction lines of the Rental Property and comply in all material respects with all applicable zoning laws and ordinances (except to the extent that they may constitute legal non-conforming uses), and, to Borrower’s knowledge, no improvements on adjoining properties encroach upon the Rental Property, and no easements or other encumbrances upon the Rental Property encroach upon any of the Improvements except those that do not materially or adversely affect the value or current use of the Rental Property.

(aa)Illegal Activity. No portion of the Rental Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at the Rental Property.

(bb)Reserved.

(cc)No Ground Leases. No Rental Property is subject to a ground lease.

(dd)No Defenses or Counterclaims. Each eviction proceeding, if any, relating to the Rental Property has been properly commenced and there is no valid defense or counterclaim by anyone with respect thereto.

(ee)Management. The Rental Property has been and is currently being managed and maintained by the Property Manager in compliance in all material respects with all applicable laws and regulations and Accepted Property Management Practices.

(ff)Management and Other Contracts. There are no management, service, supply, security, maintenance or other similar contracts or agreements with respect to the Rental Property which are not terminable at will or on notice of no greater than thirty (30) calendar days.

(gg)Rental Properties. No Rental Property is or has been the subject of any compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Rental Property or otherwise, by any Borrower Party, any transferor thereof or other Person, except, in each case, as set forth in the Property Documents delivered to Lender. None of the Property Documents in respect of any Rental Property has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than the applicable Borrower or Lender (except for Permitted Liens).

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